LOAN AND SECURITY AGREEMENT

BETWEEN

ACF FINCO I LP

AND

JOHN KEELER & CO. INC.

(d/b/a Blue Star Foods)

Effective Date: August 31, 2016

TABLE OF CONTENTS

ARTICLE 1. DEFINITIONS.		1
ARTICLE 2. THE LOANS.		1
2.1.	Revolving Credit; Revolving Credit Note.	1
2.2.	Conditions to Loans and Advances.	1
2.3.	Overadvances.	3
2.4.	Reserves.	3
2.5.	Manner of Revolving Credit Borrowing; Notice of Borrowing.	3
2.6.	Collections; Lockbox; Blocked Account.	4
2.7.	Crediting of Funds.	4
2.8.	Records of Lender.	5
2.9.	Payment on Revolving Credit Termination Date; Termination of Advances.	5
ARTICLE 3. INTEREST AND FEES.		5
3.1.	Interest.	5
3.2.	Facility Fee.	6
3.3.	Collateral Management Fee.	6
3.4.	Intentionally Omitted.	6
3.5.	Field Examination Fees; Appraisals.	6
3.6.	Intentionally Omitted.	6
3.7.	Liquidated Damages.	6
3.8.	Computation of Interest and Fees.	7
ARTICLE 4. COLLATERAL AND SECURITY INTEREST.		7
4.1.	Grant of Security Interest.	7
4.2.	Nature of Security Interest.	7
4.3.	Perfection and Protection of Security Interest.	8
4.4.	Limited License.	9
4.5.	Rights of Lender as Secured Party.	9
4.6.	Communication with Account Debtors.	9
4.7.	Confirmatory Written Assignments.	9
4.8.	Lender’s Right to Perform Borrower’s Obligations.	10
ARTICLE 5. REPRESENTATIONS.		10
5.1.	Organization, Qualification and Structure.	10
5.2.	Legally Enforceable Agreement.	10
5.3.	Name and Address.	10
5.4.	Location of Collateral.	11
5.5.	Title; Liens; Permitted Liens.	11
5.6.	Existing Indebtedness.	11
5.7.	Financial Statements.	11
5.8.	Solvent Financial Condition.	11
5.9.	General Intangibles, Patents, Trademarks, Copyrights and Licenses.	11
5.10.	Existing Business Relationships.	12
5.11.	Investment Company Act: Federal Reserve Board Regulations.	12
5.12.	Anti-Money Laundering and Terrorism Regulations.	12
5.13.	Tax Returns.	12
5.14.	Litigation.	13

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5.15.	ERISA Matters.	13
5.16.	O.S.H.A.	13
5.17.	Environmental Matters.	13
5.18.	Labor Disputes.	13
5.19.	Location of Bank and Securities Accounts.	13
5.20.	Compliance With Laws.	13
5.21.	Capital Structure.	14
5.22.	No Other Violations.	14
5.23.	Full Disclosure.	14
5.24.	Survival of Representations.	14
ARTICLE 6. FINANCIAL INFORMATION TO BE DELIVERED TO LENDER.		15
6.1.	Borrowing Base Certificates.	15
6.2.	A/R and A/P Aging; Perpetual Inventory Report.	15
6.3.	Ineligible Receivables/Ineligible Inventory.	15
6.4.	Annual Financial Statements; Compliance Certificates.	15
6.5.	Monthly Financial Statements; Compliance Certificates.	16
6.6.	Inventory Counts and Reports.	16
6.7.	Projections.	16
6.8.	Customer and Vendor Lists.	16
6.9.	Insurance.	16
6.10.	Tax Returns.	16
6.11.	Other Information.	16
ARTICLE 7. AFFIRMATIVE COVENANTS.		16
7.1.	Use of Loan Proceeds.	16
7.2.	Business and Existence; Trade Names.	16
7.3.	Taxes.	17
7.4.	Compliance with Laws.	17
7.5.	Maintain Properties; Insurance.	17
7.6.	Business Records.	19
7.7.	Delivery of Documents and Instruments.	19
7.8.	Name Change; Organizational Change; Creation of Affiliates.	20
7.9.	Change of Offices; Records.	20
7.10.	Change of Fiscal Year.	20
7.11.	Access to Books and Records.	20
7.12.	Solvency.	20
7.13.	Notice to Lender.	20
7.14.	Payments to Customs Brokers, etc.	22
7.15.	Retention of Turnaround Management Consultant.	22
7.16.	Post-Closing Covenants.	22
ARTICLE 8. NEGATIVE COVENANTS. 22
8.1.	Indebtedness.	22
8.2.	Mergers; Consolidations; Acquisitions.	22
8.3.	Change of Management; Change of Control.	22
8.4.	Sale or Disposition.	22
8.5.	Real Property Defaults.	23
8.6.	Liens and Encumbrances.	23
8.7.	Dividends and Distributions; Payment of Indebtedness; Amendments.	23
8.8.	Guaranties; Contingent Liabilities.	23
8.9.	Removal of Collateral.	23

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8.10.	Transfer of Notes or Accounts.	23
8.11.	Settlements.	24
8.12.	Change of Business.	24
8.13.	Change of Accounting Practices.	24
8.14.	Inconsistent Agreement.	24
8.15.	Loan or Advances; Personal Expenses.	24
8.16.	Investments.	24
8.17.	Bank Accounts.	24
8.18.	Compensation.	24
8.19.	Transactions with Affiliates.	24
8.20.	Capital Expenditures.	25
8.21.	Fixed Charge Coverage Ratio.	25
ARTICLE 9. EVENTS OF DEFAULT; REMEDIES OF LENDER.		26
9.1.	Events of Default.	26
9.2.	Continuation of Events of Default.	28
9.3.	Rights and Remedies with Respect to Loans and Advances.	28
9.4.	Rights and Remedies with Respect to Collateral.	28
ARTICLE 10.GENERAL PROVISIONS.		31
10.1.	Rights and Remedies Cumulative.	31
10.2.	Reinstatement.	31
10.3.	Successors and Assigns.	32
10.4.	Notice.	32
10.5.	Strict Performance.	32
10.6.	Waiver.	32
10.7.	Construction of Agreement.	32
10.8.	Expenses; Taxes.	32
10.9.	Interest, Fees and Reimbursements Charged to Revolving Credit.	33
10.10.	Marketing and Advertising.	33
10.11.	Waiver of Right to Jury Trial.	34
10.12.	Indemnification by Borrower.	34
10.13.	Savings Clause for Indemnification.	35
10.14.	Lender’s Performance.	35
10.15.	Entire Agreement; Amendments; Lender’s Consent.	35
10.16.	Cross Default; Cross Collateralization.	35
10.17.	Execution in Counterparts.	36
10.18.	Severability of Provisions.	36
10.19.	Governing Law; Consent to Jurisdiction.	36
10.20.	Rules of Construction.	37

Schedules and Exhibits

Definitions Schedule

Disclosure Schedule

Exhibit A: Form of Notice of Borrower

Exhibit B: Form of Borrowing Base Certificate

Exhibit C: Form of Compliance Certificate

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This LOAN AND SECURITY AGREEMENT (together with all Schedules and Exhibits hereto, and all amendments, modifications and supplements hereto, and all restatements hereof, from time to time, pursuant to the terms hereof, collectively, this “Agreement”) between ACF FINCO I LP, a Delaware limited partnership (“Lender”), and JOHN KEELER & CO. INC., a Florida corporation doing business as Blue Star Foods (“Borrower”), is dated the date of execution by Lender on the signature page of this Agreement (the “Effective Date”).

RECITALS:

Borrower has requested Lender to extend loans to Borrower consisting of a revolving credit facility to support Borrower’s working capital needs and for other purposes as described in this Agreement. Lender is willing to extend such loans to Borrower subject to the terms and conditions set forth in this Agreement.

AGREEMENT:

ARTICLE 1. DEFINITIONS.

Unless defined in the introductory paragraph, above, in the Recitals, above, in the body of this Agreement, or in the Exhibits or other Schedules hereto, capitalized terms have the meanings given to such terms in the Definitions Schedule. The Definitions Schedule also provides meanings for certain other phrases used in this Agreement (whether or not capitalized). Each term defined in the singular shall be interpreted in a collective manner when used in the plural, and each term defined in the plural shall be interpreted in an individual manner when used in the singular.

ARTICLE 2. THE LOANS.

2.1. Revolving Credit; Revolving Credit Note. Subject to the terms and conditions of this Agreement and as long as no Default or Event of Default then exists, on Borrower’s request prior to the Revolving Credit Termination Date Lender shall lend to Borrower under a revolving credit facility (the “Revolving Credit”) an aggregate principal sum equal to the Borrowing Capacity. The maximum principal amount of any Advance shall not exceed an amount equal to the amount of the Borrowing Capacity less the aggregate amount of all Obligations then outstanding. Within the limits of the Borrowing Capacity, and subject to terms and conditions of this Agreement, prior to the Revolving Credit Termination Date Borrower may borrow, repay and reborrow the principal amount of the Revolving Credit. Borrower’s obligation to pay the principal of, and interest on, Advances made to Borrower and the Revolving Credit shall be evidenced by an Authenticated promissory note in form and content acceptable to Lender (the “Revolving Credit Note”).

2.2. Conditions to Loans and Advances. Lender’s obligation to make any Loan or Advance under this Agreement is subject to the following conditions precedent that must be satisfied on and as of the date of such Loan or Advance and after giving effect to such Loan or Advance:

(a) Conditions Precedent to Initial Loans and Advances. Each of the following is a condition precedent to Lender making the initial Loans and Advances hereunder:

(i) This Agreement and the other Loan Documents and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to Lender, in form and substance satisfactory to Lender;

(ii) All requisite corporate action and proceedings in connection with this Agreement and the other Loan Documents shall be satisfactory in form and substance to Lender, and Lender shall have received all information and copies of all documents, including Borrower’s Charter Documents and corporate resolutions, certified by appropriate corporate officers or Governmental Units;

(iii) Since the date of the most recent audited financial statements of Borrower provided to Lender prior to the Effective Date, no event or circumstance shall have occurred which has had, or which could reasonably be expected to have, a Material Adverse Change;

(iv) Lender shall have received evidence, in form and substance satisfactory to Lender, that Lender has valid perfected and first-priority security interests in and Liens upon the Collateral and any other property which is intended to be security for the Obligations or the liability of Borrower or any Guarantor, any in respect thereof, subject only to Permitted Liens;

(v) Lender shall have received a final payoff letter from any Person whose outstanding Indebtedness is to be satisfied by remittance of proceeds of the Loans and Advances to be made on the Effective Date;

(vi) Lender shall have received, in form and substance satisfactory to Lender, all consents, waivers, acknowledgments and other agreements from third Persons which Lender may deem necessary or desirable in order to permit, protect and perfect its security interests in the Collateral or to effectuate the provisions or purposes of this Agreement and the other Loan Documents, including acknowledgments by lessors of Lender’s Lien in the Collateral, waivers by such Persons of any security interests, Liens or other claims by such Persons to the Collateral and agreements permitting Lender access to, and the right to remain on, the premises to exercise its rights and remedies and otherwise deal with the Collateral;

(vii) Lender shall have received evidence of insurance and all lenders loss payee endorsements required hereunder and under the other Loan Documents, in form and substance satisfactory to Lender, and certificates of insurance policies and/or endorsements naming Lender as lenders loss payee;

(viii) Lender shall have received, in form and substance satisfactory to Lender, such opinion letters of counsel to Borrower with respect to the Loan Documents and such other matters as Lender may request;

(ix) The Borrowing Capacity (as determined by Lender on the Effective Date) shall be at least $150,000 after giving pro forma effect to the initial Loans and Advances made or to be made in connection hereunder;

(x) Lender shall have received evidence of payment of the Florida documentary stamp tax in the amount of $2,450;

(xi) Lender shall have completed its business, financial and legal due diligence of Borrower and Guarantor, including a roll-forward of its previous field examination, in each case with results satisfactory to Lender;

(xii) Lender shall have received such other agreements, documents, instruments and other items as it may require, including, without limitation, all items on the closing checklist delivered by Lender or its counsel to Borrower or its counsel.

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(b) Conditions Precedent to All Loans and Advances. Without limiting any other provision of this Agreement, Lender shall have no obligation to make any Loans or Advances unless each of the following is satisfied in the sole opinion of Lender, on and as of the date of such Loan or Advance and after giving effect to such Loan or Advance:

(i) The representations set forth in ARTICLE 5 and in the other Loan Documents shall be true and complete in all material respects (except that if such representation is subject to a materiality, “Material Adverse Change” or similar qualifier, it shall be true and correct in all respects) on and as of such date as if made on and as of such date (except to the extent any such representation expressly relates to any earlier and/or specified date);

(ii) No Default or Event of Default shall have occurred and be continuing;

(iii) No Material Adverse Change shall have occurred; and

(iv) No Overadvance shall have occurred and be continuing.

Borrower’s acceptance of each Loan or Advance under this Agreement shall constitute a confirmation by Borrower, on and as of the date of such Loan or Advance and after giving effect to such Loan or Advance, of the satisfaction of the conditions precedent set forth above, including (A) the accuracy and completeness of the representations set forth in ARTICLE 5 and in the other Loan Documents, (B) Borrower’s satisfaction of the covenants and agreements set forth in ARTICLE 6, ARTICLE 7 and ARTICLE 8 and in the other Loan Documents, and (C) the absence of any Default or Event of Default. Borrower shall confirm such matters by delivery to Lender of an Authenticated Compliance Certificate as provided in Section 6.4 and Section 6.5, and if requested by Lender by delivery of a Compliance Certificate with any Notice of Borrowing requesting an Advance.

2.3. Overadvances. Lender shall not be required to make any Advance at any time in a principal amount that would, when aggregated with the amount of the Obligations then outstanding, exceed the Borrowing Capacity. If the Obligations of Borrower to Lender incurred under the Revolving Credit exceed the Borrowing Capacity for any reason (the amount of such excess to be referred to as an “Overadvance”), then (a) such Overadvance will constitute an Advance for purposes of this Agreement, (b) payment of such Overadvance will be secured by the Collateral, (c) Borrower shall immediately repay the amount of such Overadvance without notice or demand by Lender, and (d) Lender may in Lender’s sole discretion refrain from making any additional Advances until the Overadvance has been repaid to Lender in full. Any funding of an Overadvance shall not constitute a waiver of the Event of Default caused thereby.

2.4. Reserves. Lender may at any time establish one or more reserves (“Reserves”) under the Revolving Credit in Lender’s permitted discretion. A Reserve may limit the Borrowing Capacity, reduce the Borrowing Base, or otherwise restrict Borrower’s ability to borrow under the Revolving Credit. Lender shall endeavor to notify Borrower promptly after the establishment of any Reserve; provided, however, under no circumstance shall the delivery or receipt of any such notice constitute a condition to Lender’s establishment of any Reserve.

2.5. Manner of Revolving Credit Borrowing; Notice of Borrowing. Borrower shall request each Advance by delivering an Authenticated Notice of Borrowing to Lender (a) by facsimile, or (b) by electronic transmission including, without limitation, e-mail. Borrower must verify Lender’s receipt of each Notice of Borrowing by telephone confirmation, or upon Borrower’s request by Borrower’s receipt of confirming e-mail from Lender. Subject to the terms and conditions of this Agreement, Lender shall deliver the amount of the Advance requested in the Notice of Borrowing for credit to any account of Borrower (other than a payroll account) at a bank in the United States of America as Borrower may specify in writing by wire transfer of immediately available funds (i) on the same day of Lender’s receipt of the Notice of Borrowing if Lender verifies that the Notice of Borrowing was received by Lender on or before 11 a.m. Eastern Time on a Banking Day, or (ii) on the Banking Day immediately following Lender’s receipt of the Notice of Borrowing if Lender verifies that the Notice of Borrowing was received by Lender after 11 a.m. Eastern Time on a Banking Day, or Lender verifies that the Notice of Borrowing was received by Lender on any day that is not a Banking Day. Lender shall charge to the Revolving Credit Lender’s usual and customary fees for the wire transfer of each Advance.

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2.6. Collections; Lockbox; Blocked Account.

(a) Promptly after the Effective Date, Borrower shall instruct all Account Debtors to forward all payments of Receivables by check to one or more lockboxes (each, a “Lockbox”) established by Lender with a financial institution acceptable to Lender (the “Depository Bank”) and shall instruct all Account Debtors paying Receivables by wire transfer or other electronic payment to make such payments to a “Blocked Account” (defined below). Borrower shall require each customer making a payment of a Receivable by check or other instrument to make such check or instrument payable to the order of Borrower. Collected funds in a Lockbox shall be deposited into one or more accounts with the Depository Bank established by Lender and subject to Lender’s sole dominion and control (including, but not limited to the sole power of withdrawal) (each, a “Blocked Account”). The agreement(s) relating to each Blocked Account between Lender, the Depository Bank and Borrower shall be in form and content reasonably satisfactory to Lender.

(b) All Proceeds of Collateral received by Borrower, including cash, checks, drafts, notes, acceptances or other forms of payment, and whether Proceeds of Receivables, Inventory, insurance claims, or other otherwise, shall be received by Borrower in trust for Lender. Borrower shall deliver all Proceeds of Collateral in Borrower’s possession to the Blocked Account immediately after receipt, in precisely the form received (except for the endorsement or assignment of Borrower where necessary).

(c) Borrower shall instruct Persons processing or collecting any credit card payments or Proceeds of Receivables on behalf of Borrower to deliver such payments or Proceeds to the Blocked Account promptly, but not less frequently than once every week.

2.7. Crediting of Funds. Each Banking Day Lender shall withdraw available funds from the Blocked Account, deposit such funds in the Settlement Account, and credit available funds received in the Settlement Account to the payment of the Obligations. Lender shall credit to the payment of the Obligations any other form of funds received by Lender in the Settlement Account for which Lender has received notice that such funds are collected and available to Lender (i) on the same day of Lender’s receipt of such notice if such notice is received by Lender on or before 2 p.m. Eastern Time on a Banking Day, and (ii) on the Banking Day immediately following Lender’s receipt of such notice if such notice is received by Lender after 2 p.m. Eastern Time on a Banking Day, or if such notice is received by Lender on a day that is not a Banking Day. In the absence of an Event of Default, all funds credited to the repayment of the Obligations will be applied in the following order:

(a) to unpaid fees and expenses;

(b) to unpaid interest;

(c) the outstanding principal balance of the Revolving Credit; and

(d) to all other Obligations in such order as Lender shall elect.

Upon the occurrence and during the continuation of an Event of Default Lender shall credit available funds received in the Settlement Account to the repayment of the Obligations in such order and in such amounts as Lender determines in Lender’s sole discretion.

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All funds credited to the payment of the Obligations are conditional upon final payment to Lender in cash or solvent credits of the items giving rise to such funds. If any item credited to the payment of the Obligations is not paid to Lender or payment thereof is rescinded or required to be returned by Lender, the amount of any credit given for such item shall be charged to the balance of the Obligations whether or not the item is returned. For the purpose of computing interest on the Obligations, interest shall continue to accrue on the amount of any funds credited to the payment of the Obligations by Lender for a period of two (2) Banking Days after the date so credited.

2.8. Records of Lender. Lender shall maintain Records relating to the Obligations, Loans and Advances (including schedules maintained electronically) containing such annotations as Lender deems appropriate, including but not limited to annotations regarding the dates and amounts of Advances, the principal balance of any Loan, and the dates and amounts of repayments of any Loans, and shall account to Borrower monthly. In the absence of manifest error each Record of any annotations delivered to Borrower shall be conclusive and binding upon Borrower unless Borrower delivers to Lender written notice of any objection within ten (10) Banking Days of receipt. If Borrower disputes the accuracy of any Record or annotation, Borrower’s notice shall specify in detail the particulars of its basis for contending that such Record or annotation is inaccurate. No failure of Lender to render any Record or in making any annotation shall affect the obligation of Borrower to pay and perform the Obligations pursuant to the terms of this Agreement and the other Loan Documents.

2.9. Payment on Revolving Credit Termination Date; Termination of Advances. On the Revolving Credit Termination Date Borrower shall pay to Lender in cash the entire outstanding principal balance of the Revolving Credit, plus all accrued and unpaid interest thereon, plus all fees, costs, expenses and other amounts payable to Lender in connection with the Revolving Credit, plus all other Obligations payable to Lender pursuant to the terms of this Agreement and the other Loan Documents. Lender shall not be obligated to make or continue to extend any Advance or continue any Loan to Borrower under the Revolving Credit after the Revolving Credit Termination Date.

ARTICLE 3. INTEREST AND FEES.

3.1. Interest. Borrower shall pay to Lender interest on the outstanding principal amount of the Revolving Credit until Full Payment of the Obligations. Interest shall accrue daily on the daily unpaid principal amount of the Revolving Credit, and Borrower shall pay interest to Lender monthly in arrears commencing on the first Banking Day of the calendar month immediately following the Effective Date and on the first Banking Day of each calendar month thereafter and on the Revolving Credit Termination Date. The interest rate on the Revolving Credit shall equal:

(a) if no Default or Event of Default has occurred and is continuing, the Revolving Credit Rate; and

(b) if a Default or an Event of Default has occurred and is continuing, the Default Rate.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, in no event shall any interest paid to Lender on the Revolving Credit exceed an amount that would cause the interest rate on the Revolving Credit to exceed the maximum rate permitted by applicable law. Any amount of interest paid to Lender that is finally and irrevocably determined by a court of competent jurisdiction to exceed the maximum interest payable on the Revolving Credit under applicable law shall be, at Lender’s sole discretion, applied to the outstanding principal amount of the Revolving Credit, any fees, expenses or other amounts payable hereunder, or returned by Lender to Borrower promptly thereafter.

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3.2. Facility Fee. Borrower shall pay to Lender a fee (the “Facility Fee”) in an amount equal to (a) on the Effective Date, one percent (1.00%) of the Revolving Credit Limit and (b) on the first (1st) day of each of the Contract Years commencing in Fiscal Year 2017 and 2018, one-half of one percent (0.50%) of the Revolving Credit Limit. The Facility Fee shall be earned in full on the Effective Date and on the first (1st) day of each subsequent Contract Year. In the absence of the occurrence and continuation of an Event of Default, the Facility Fee otherwise payable on the Effective Date shall be paid in five (5) equal monthly installments on the Effective Date and on the first day of each calendar month thereafter until fully paid. Upon the Revolving Credit Termination Date, Borrower shall immediately pay to Lender the portion of the Facility Fee remaining unpaid for the then current Contract Year.

3.3. Collateral Management Fee. Borrower shall pay to Lender monthly a collateral management fee (the “Collateral Management Fee”) in an amount equal to $2,500. The Collateral Management Fee shall be earned in full on the Effective Date and on the first (1st) day of each calendar month thereafter until Full Payment of the Obligations. In the absence of the occurrence and continuation of an Event of Default the Collateral Management Fee shall be paid in arrears commencing on the first Banking Day of the calendar month immediately following the Effective Date and on the first Banking Day of each calendar month thereafter until Full Payment of the Obligations.

3.4. Unused Line Fee. Borrower shall pay to Lender monthly an unused line fee at a rate equal to one-half of one percent (0.5%) per annum, applied to the amount by which the Revolving Credit Limit exceeds the average daily principal balance of the outstanding Advances during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable in arrears on the first (1st) day of each month and on the Revolving Credit Termination Date.

3.5. Field Examination Fees; Appraisals. Borrower shall be liable for and promptly reimburse Lender for all fees, costs and expenses (including standard fees charged by Lender’s internal field examiners) associated with periodic field examinations and appraisals of Collateral performed by Lender and/or Lender’s agents, all as deemed necessary by Lender in its permitted discretion, and shall pay to Lender the then standard amount charged by Lender per person per day ($1,000 per person per day as of the Effective Date) for each day that an employee or agent of Lender shall be engaged in a field examination, plus reasonable expenses. Prior to the occurrence of a Default or Event of Default in no event shall Borrower be liable for or reimburse Lender for such fees, costs or expenses to the extent Lender performs more than three (3) field examinations and two (2) appraisals in any calendar year. Borrower acknowledges and agrees that during the continuation of a Default or Event of Default Borrower shall be liable for and shall reimburse Lender for all reasonable fees, costs and expenses of all field examinations and appraisals conducted by Lender and/or its agents, without limit and regardless of the number of field examinations or appraisals conducted by Lender or its agents in any calendar year.

3.6. Intentionally Omitted.

3.7. Liquidated Damages. Subject to the terms and conditions of this Agreement, Borrower shall have the right prior to the third (3rd) anniversary of the Effective Date and upon not less than thirty (30) calendar days’ advance written notice to Lender (a “Principal Reduction Notice”) to prepay in full the entire outstanding principal balance of the Revolving Credit, all accrued and unpaid interest thereon, all fees, costs, expenses and other amounts payable to Lender in connection with the Revolving Credit, and all other Obligations payable to Lender under this Agreement and the other Loan Documents. A Principal Reduction Notice shall be irrevocable when delivered to Lender and upon the full, final and indefeasible payment to Lender of all Obligations following such Principal Reduction Notice, the Revolving Credit shall be terminated and all obligations of Lender to extend credit to Borrower under the Revolving Credit shall terminate.

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If prior to the third (3rd) anniversary of the Effective Date (a) Borrower prepays all Obligations outstanding in full pursuant to the foregoing paragraph, or (b) pursuant to the terms of this Agreement or any other Loan Document, either (i) Lender demands repayment of the outstanding Obligations in whole or in part, or (ii) repayment of the outstanding Obligations are otherwise accelerated in whole or in part, then (c) at the time of such prepayment, repayment, demand or acceleration, and in addition to the principal balance of the Revolving Credit, all accrued and unpaid interest thereon, all fees, costs, expenses and other amounts payable to Lender in connection with the Revolving Credit, and all other Obligations paid to Lender under this Agreement and the other Loan Documents, Borrower shall pay liquidated damages to Lender in an amount equal to the Revolving Credit Limit multiplied by (i) three percent 3.00%) if such prepayment, repayment, demand or acceleration occurs prior to the first (1st) anniversary of the Effective Date, (ii) one percent (1.00%) if such prepayment, repayment, demand or acceleration occurs on or after the first (1st) anniversary of the Effective Date but prior to the second (2nd) anniversary of the Effective Date, and (iii) one-half of one percent (0.50%) if such prepayment, repayment, demand or acceleration occurs on or after the second (2nd) anniversary of the Effective Date but prior to the date that is ten (10) calendar days in advance of the third (3rd) anniversary of the Effective Date.

Lender and Borrower each hereby acknowledges and agrees that it would be impractical and extremely difficult to ascertain Lender’s actual damages from early termination of the Revolving Credit, and that the above liquidated damages have been arrived at by mutual agreement of Lender and Borrower as to a reasonable calculation of Lender’s lost profits as a result of early termination of the Revolving Credit. Lender and Borrower each further hereby acknowledges and agrees that the liquidated damages provided above are intended to be fair and reasonable approximations of Lender’s actual damages from early termination of the Revolving Credit, are presumed to be the amount of damages sustained by Lender as a result of such early termination, are reasonable under the circumstances currently existing, and that the liquidated damages are not intended to be penalties.

3.8. Computation of Interest and Fees. All interest and fees under this Agreement shall be computed on the basis of a year consisting of three hundred sixty (360) days for the number of days actually elapsed.

ARTICLE 4. COLLATERAL AND SECURITY INTEREST.

4.1. Grant of Security Interest. As security for the full, final and indefeasible payment to Lender in cash and performance of the Obligations, Borrower hereby pledges to Lender, and grants to Lender a continuing general lien upon and security interest in and to the Collateral. Borrower acknowledges and agrees that Collateral securing any purchase money security interest in favor of Lender also secures all non-purchase money security interests in favor of Lender.

4.2. Nature of Security Interest. The pledge, lien and security interest granted to Lender pursuant to this Agreement shall continue in full force and effect until Full Payment of the Obligations, notwithstanding the termination of any other Loan Document (in whole or in part), the termination of Lender’s obligations to extend credit to Borrower under this Agreement or any other Loan Document, the full or partial termination (whether by prepayment, demand or acceleration) of any Loan, or that the Revolving Credit may from time to time be temporarily in a credit position. Any balances to the credit of Borrower in the possession of Lender, and any other Property or assets of Borrower in the possession of Lender, shall be held by Lender as Collateral, and applied in whole or partial satisfaction of the Obligations when due, subject to the terms of this Agreement.

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4.3. Perfection and Protection of Security Interest.

(a) Borrower will execute and deliver to Lender security agreements, assignments (including, without limitation, assignments of specific Accounts, Receivables, Certificates Of Title, Chattel Paper, Documents, Instruments, Goods, Inventory, Equipment and General Intangibles), control agreements, mortgages, deeds of trust, collateral assignments, and other documents and instruments as Lender may at any time reasonably request to establish, evidence, attach, perfect, or protect any Lien granted to Lender. Borrower authorizes Lender to file all financing statements (including, without limitation, describing the Collateral as “all assets” or “all personal property,” whether owned or hereafter acquired), and all continuations or amendments thereof, to establish, evidence attach, perfect or protect any Lien granted to Lender in the Collateral. Borrower agrees that subject to Borrower’s rights under Section 9-509(d)(2) of the UCC, Borrower is not and shall not be authorized to file any financing statement or amendment, termination or corrective statement with respect to any financing statement filed by Lender, or with respect to any continuation or amendment thereof, without the prior written consent of Lender.

(b) Borrower will perform any and all actions requested by Lender in Lender’s permitted discretion to establish, attach, perfect or protect any Lien of Lender in Inventory, including without limitation, placing and maintaining signs, appointing custodians, maintaining stock Records and transferring Inventory to warehouses. Upon Lender’s request, Borrower shall record Lender’s security interest on any Certificate Of Title for any Collateral that is a motor vehicle. Borrower hereby appoints Lender, and Lender’s designee(s), as Borrower’s attorney-in-fact (i) to execute and deliver notices of lien, financing statements, assignments, and any other documents, instruments, notices, and agreements necessary for the establishment, attachment, perfection or protection of any Lien of Lender in any Collateral, (ii) to endorse the name of Borrower on any checks, notes, drafts or other forms of payment or security consisting of Collateral that may come into the possession of Lender or any Affiliate of Lender, (iii) following the occurrence and during the continuation of an Event of Default, to sign Borrower’s name on invoices or bills of lading, drafts against customers, notices of assignment, verifications and schedules relating to Collateral, (iv) following the occurrence and during the continuation of an Event of Default (A) to notify the Post Office authorities to change the address of delivery of mail to an address designated by Lender, and (B) to open and dispose of mail addressed to Borrower, and (v) generally, to do all things reasonably necessary to carry out the purposes and intent of this Agreement. The powers granted herein, being coupled with an interest, are irrevocable, and Borrower approves and ratifies all acts of the attorney(s)-in-fact consistent with the foregoing. Neither Lender nor any attorney(s)-in-fact shall be liable for any act or omission, error in judgment or mistake of law so long as the same does not constitute gross negligence or willful misconduct of Lender, as determined in a final, non-appealable judgment of a court of competent jurisdiction.

(c) Borrower shall cooperate with, and take such actions as required by, Lender in obtaining waivers or subordinations in favor of Lender as Lender may reasonably require from third parties having any interest in any Collateral and Borrower shall cooperate with, and take such actions as required by, Lender in obtaining “control” of Collateral consisting of Deposit Accounts, electronic Chattel Paper, Investment Property, or Letter-Of-Credit Rights as provided in Sections 9-104 through 9-107, inclusive, of the UCC. If any Inventory is in the possession or control of any third party other than a purchaser in the ordinary course of business or a public warehouseman where the warehouse receipt is in the name of or held by Borrower, Borrower shall notify such Person of the Lien of Lender therein and instruct such person or persons to hold such Inventory for the account and benefit of Lender and subject to Lender’s instructions. Borrower will deliver to Lender warehouse receipts covering any Inventory located in warehouses showing Lender as the beneficiary thereof and will also cooperate with Lender in obtaining from warehousemen and bailees agreements relating to the release of warehouseman’s and bailee’s liens on Inventory as Lender may reasonably request.

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(d) Borrower acknowledges and agrees that the security interest granted to Lender pursuant to this Agreement shall specifically include a security interest in all Commercial Tort Claims arising after the Effective Date, and in order to permit Lender to perfect its security interest in each such Commercial Tort Claim Borrower shall promptly deliver to Lender copies of all summonses, complaints, responses, motions and other pleadings filed by or against Borrower after the date hereof so that Lender may file a Uniform Commercial Code financing statement relating to each such Commercial Tort Claim.

4.4. Limited License. Regardless of whether Lender’s security interests in and to any of the General Intangibles has attached or is perfected, until Full Payment of the Obligations, Borrower hereby irrevocably grants to Lender a royalty-free, non-exclusive license to use Borrower’s General Intangibles during the continuation of an Event of Default, including all trademarks, copyrights, patents and other proprietary and intellectual property rights, labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, and any Property of a similar nature, as it pertains to the Collateral in connection with the (a) advertisement for, and sale or other disposition of, any finished goods Inventory by Lender in accordance with the provisions of this Agreement, (b) manufacture, assembly, completion, preparation and advertising for sale or other disposition of any unfinished Inventory by Lender in accordance with the provisions of this Agreement, (c) sale, lease, license or other disposition of Collateral by Lender in accordance with the provisions of this Agreement, and Borrower’s rights under all licenses and any franchise, sales, distribution and supply agreements shall inure to Lender’s benefit for such purposes.

4.5. Rights of Lender as Secured Party. At all times prior to Full Payment of the Obligations, Lender shall have, in addition to all other rights, powers, remedies and privileges of Lender under this Agreement (a) all rights, powers, remedies and privileges granted to a Secured Party under the UCC, (b) all rights, powers, remedies and privileges with respect to Collateral granted to Lender under the other Loan Documents, and (c) all rights, powers, remedies and privileges of Lender with respect to the Collateral available under applicable law.

4.6. Communication with Account Debtors. Borrower authorizes Lender, at any time and without notice to or the consent of Borrower, to communicate directly with customers of Borrower and Account Debtors of Borrower by whatever means Lender shall elect for the purpose of verifying information supplied by Borrower to Lender with respect to Receivables pursuant to this Agreement. If a customer or an Account Debtor is a Governmental Unit, Lender shall be specifically authorized to communicate directly with each contract officer of such Governmental Unit in order to confirm matters relating to Borrower’s business with such Governmental Unit or contract, including, but not limited to, the validity of Receivables owing to Borrower by such Governmental Unit, the award rating of Borrower, whether such Governmental Unit has declared Borrower to have defaulted on such business arrangement or contract, the continuing effectiveness of such business arrangement or contract and such other information as Lender deems reasonably necessary to determine the validity, amount and/or collectability of each Receivable under such business arrangement or contract. Upon Lender’s request at any time Borrower shall provide Lender with a list of the addresses, telephone and facsimile numbers of its Account Debtors.

4.7. Confirmatory Written Assignments. Upon Lender’s request at any time after the occurrence and during the continuance of an Event of Default, Borrower shall promptly execute and deliver a confirmatory written assignment to Lender of any Receivables then existing or any Receivable thereafter created. Borrower’s failure to execute or deliver any such assignment shall not affect or limit any Lien or other right of Lender in and to such Receivable.

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4.8. Lender’s Right to Perform Borrower’s Obligations. In the event that Borrower shall fail to purchase or maintain insurance, or to pay any tax, assessment, charge or levy of any Governmental Unit, except as the same may be Properly Contested, or in the event that any Lien on any Collateral not specifically permitted by the terms of this Agreement shall not be paid in full or discharged, or in the event that Borrower shall fail to perform or comply with any other covenant, promise or Obligation to Lender hereunder or under any other Loan Document, Lender may, but shall not be required to, perform, pay, satisfy, discharge or bond the same for the account of Borrower, and all monies so paid by Lender, including reasonable attorneys’ fees and expenses incurred by Lender in connection therewith, shall be treated as an Advance.

ARTICLE 5. REPRESENTATIONS.

5.1. Organization, Qualification and Structure.

(a) Borrower is and except as described in the Disclosure Schedule always has been a corporation duly organized and existing under the laws of the State of Florida. Borrower’s federal tax identification number is 65-0580744 and Borrower’s registration or filing number with the State of Florida is P95000038151. Borrower is qualified to do business in every jurisdiction where the nature of its business requires it to be so qualified unless the failure to so qualify could not reasonably be expected to result in a Material Adverse Change.

(b) Except as set forth in the Disclosure Schedule (i) Borrower has no subsidiaries or Affiliates that are not natural persons, and (ii) during the preceding five (5) years (A) Borrower has not acquired, been acquired by, or merged, consolidated, combined or amalgamated with or into, any other Person, in whole or in part (whether by purchase or sale of securities and/or assets, by assumption of liabilities, or by merger or otherwise), (B) Borrower has not liquidated, sold or disposed of any subsidiary or Affiliate (whether by sale or assignment of securities and/or assets or otherwise), and (C) Borrower has not engaged in any joint venture or partnership with any other Person.

5.2. Legally Enforceable Agreement. The execution, delivery and performance of this Agreement, each of the other Loan Documents and each of the other agreements, instruments and documents to be delivered by Borrower in connection with this Agreement or any other Loan Document, and the creation of all Liens in favor of Lender pursuant to this Agreement and any other Loan Document (a) are within Borrower’s organizational power, (b) have been duly authorized by all necessary or proper actions of or pertaining to Borrower (including the consent of directors, officers, managers, partners, shareholders and/or members, as applicable), (c) are not in contravention of (i) any agreement or indenture to which Borrower is a party or by which Borrower is bound, or (ii) Borrower’s Charter Documents, or (iii) any provision of law, or (iv) any order, writ, judgment, injunction, or decree of any court of competent jurisdiction binding on Borrower or its property, and (d) do not require the consent or approval of any Governmental Unit or any other Person that has not been obtained, and each such consent or approval obtained by Borrower has been furnished to Lender prior to the Effective Date. Upon the execution and delivery thereof, this Agreement and each of the other Loan Documents shall constitute the legal, valid and binding obligation of Borrower, enforceable in accordance with its terms, except as such enforceability may be limited by equitable principles or any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally.

5.3. Name and Address. During the preceding five (5) years, Borrower has not been known by and has not used any other name, whether corporate, fictitious or otherwise, except as set forth on the Disclosure Schedule. The Disclosure Schedule lists all real property owned or leased by Borrower, and if leased, the correct name and address of the landlord and the date and term of the applicable lease. Borrower’s chief executive office is at the address identified as such in the Disclosure Schedule and Borrower maintains no other offices or facilities except as described in the Disclosure Schedule.

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5.4. Location of Collateral.

The Disclosure Schedule lists:

(a) all places at which Records relating to the Collateral, including, but not limited to, all Documents and Instruments relating to Receivables and Inventory, are maintained by Borrower or by any other Person;

(b) except for In Transit Inventory, all places where Borrower maintains, or will maintain, Inventory, and whether the premises are owned or leased by Borrower or whether the premises are the premises of a warehouseman, bailee or other third party, and if owned by a third party, the name and address of such third party; and

(c) to the extent located at any address not otherwise disclosed in response to paragraph (b) above, each other location at which Borrower’s equipment is located, and whether the premises are owned or leased by Borrower or whether the premises are the premises of a bailee or other third party, and if owned by a third party, the name and address of such third party.

5.5. Title; Liens; Permitted Liens. Except for Permitted Liens, Borrower has good and marketable title to the Collateral and is the sole owner thereof. Except as set forth on the Disclosure Schedule none of the Collateral is subject to any prohibition against encumbering, granting a security interest in or to, pledging, hypothecating or assigning the same or requires notice or consent to any Person in connection therewith. Upon the execution and delivery of this Agreement and the other Loan Documents and the filing of any UCC financing statements deemed necessary by Lender, Lender shall have a first priority perfected security interest in the Collateral, subject only to Permitted Liens.

5.6. Existing Indebtedness. Borrower has no existing Indebtedness except the Indebtedness described in the Disclosure Schedule or as is otherwise permitted under Section 8.1.

5.7. Financial Statements. The financial statements of Borrower described on the Disclosure Schedule, copies of which have been delivered to Lender, fairly present Borrower’s financial condition and results of operations as of the dates and for the periods covered, contain no Material misstatements, and there has been no Material Adverse Change since such dates. Borrower has no material contingent liabilities, liabilities for delinquent taxes (whether or not being Properly Contested by Borrower), unusual forward or long-term commitments, or material unrealized or unanticipated losses or expenses from any unfavorable commitments that have not been disclosed in such financial statements or the notes thereto.

5.8. Solvent Financial Condition. Borrower is Solvent.

5.9. General Intangibles, Patents, Trademarks, Copyrights and Licenses. Borrower owns or is licensed to use all rights, title and interests in and to all General Intangibles, including but not limited to patents, trademarks, service marks, trade names, copyrights, licenses and intellectual property, necessary for the conduct of Borrower’s business on the Effective Date and planned future conduct of its business without any conflict with the rights of others. All General Intangibles owned or used by Borrower in Borrower’s operations or the conduct of its business as of the Effective Date are listed on the Disclosure Schedule and indicate the owner of such General Intangible and a description of the rights of Borrower to use such General Intangible if not owned by Borrower.

5.10. Existing Business Relationships. Except as described in the Disclosure Schedule there exists no actual or threatened termination, cancellation or limitation of, or any adverse modification or change in, the business relationship of Borrower with any supplier, customer or group of customers that individually or in the aggregate could result in a Material Adverse Change.

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5.11. Investment Company Act: Federal Reserve Board Regulations. Borrower is not an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80(a)(1), et seq.). The making of the Loans under this Agreement by Lender, the application of the proceeds and repayment thereof by Borrower and the performance of the transactions contemplated by this Agreement will not violate any provision of such Act, or any rule, regulation or order issued by the Securities and Exchange Commission thereunder. Borrower does not own any margin security as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System and the proceeds of the Loans made pursuant to this Agreement will be used only for the purposes contemplated under this Agreement. None of the proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry margin security or for any other purpose which might constitute any of the Loans under this Agreement a “purpose credit” within the meaning of said Regulation U or Regulation T or X of the Federal Reserve Board. Borrower will not take, or permit any agent acting on its behalf to take, any action which might cause this Agreement or any document or instrument delivered pursuant hereto to violate any regulation of the Federal Reserve Board.

5.12. Anti-Money Laundering and Terrorism Regulations. Borrower: (a) is familiar with all applicable Anti-Terrorism Laws; (b) acknowledges that its transactions are subject to applicable Anti-Terrorism Laws; (c) will comply in all material respects with all applicable Anti-Terrorism Laws, including, if appropriate, the USA Patriot Act; (d) acknowledges that Lender’s performance hereunder is also subject to Lender’s compliance with all applicable Anti-Terrorism Laws, including the USA Patriot Act; (e) acknowledges that neither it nor its Affiliates are Blocked Persons; (f) acknowledges that Lender will not conduct business with any Blocked Person; (g) will not (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any Property or interests in Property blocked pursuant to Executive Order No. 13224, other applicable OFAC regulations or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224, other applicable OFAC regulations or other Anti-Terrorism Law; (h) shall provide to Lender all such information about Borrower’s ownership, officers, directors, business structure and, to the extent not prohibited by applicable law or agreement, customers, as Lender may reasonably require; and (i) will take such other action as Lender may reasonably request in connection with Lender’s obligations described in clause (d) above.

5.13. Tax Returns. Borrower and, to Borrower’s knowledge, each Significant Holder of Borrower’s Equity Interests, has filed all federal, state and local tax returns required to be filed, or has received an extension for such filing from the appropriate taxing authority, and has paid all taxes shown thereon to be due including interest and penalties or has provided adequate reserves therefor. No assessments have been made against Borrower by any taxing authority nor has any penalty or deficiency been made by any such authority. Except as disclosed to Lender in writing, no federal, state or local income tax return of Borrower, or to Borrower’s knowledge of any Significant Holder of Borrower’s Equity Interests, is presently being examined by the Internal Revenue Service or any applicable state or local taxing authority, and the results of any prior examination by the Internal Revenue Service or any state or local taxing authority is not being Properly Contested by Borrower, or to Borrower’s knowledge by such Significant Holder.

5.14. Litigation. Except as disclosed in the Disclosure Schedule, as of the Effective Date, no action or proceeding at law, in equity or otherwise is pending, or to the knowledge of Borrower is threatened, by or before any Governmental Unit, or before any arbitrator or panel of arbitrators (a) against Borrower, (b) to Borrower’s knowledge against any Guarantor, if any, or (c) by Borrower as plaintiff, as counter-claimant or otherwise pursuant to which Borrower has asserted claims for damages, and Borrower has not, and to Borrower’s knowledge no Guarantor, if any, has, accepted liability for any matter described on the Disclosure Schedule.

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5.15. ERISA Matters. The Disclosure Schedule lists all “Employee Benefit Plans” (as such term is defined in ERISA) offered by Borrower to any of its employees, officers and directors, and indicates whether any such plan is a defined benefit pension plan. If any Employee Benefit Plan is a defined benefit plan: (a) the present value of all accrued vested benefits under such defined benefit plan (calculated on the basis of the actuarial valuation for the plan) did not exceed, as of the date of the most recent actuarial valuation for such defined benefit plan, the fair market value of the assets of such plan allocable to such benefits, (b) Borrower is not aware of any information since the date of the most recent actuarial valuation that would affect the information contained therein, (c) such defined benefit plan has not incurred an “accumulating funding deficiency” (as that term is defined in Section 302 of ERISA or Section 412 of the Code) whether or not waived, or Borrower has made all “minimum required contributions” (as such term is defined in Section 303 of ERISA or Section 430 of the Code) to such defined benefit plan, (d) no liability to the Pension Benefit Guaranty Corporation (other than required premiums which have become due and payable, all of which have been paid) has been incurred with respect to such defined benefit plan, and (e) there has not been any Reportable Event which presents a risk of termination of the defined benefit plan by the Pension Benefit Guaranty Corporation. Borrower has not engaged in any transaction that would subject Borrower to tax, penalty or liability for prohibited transactions imposed by ERISA or the Code.

5.16. O.S.H.A. Borrower has complied in all Material respects with, and its facilities, business, leaseholds, equipment and other property are in Material compliance with, the provisions of the Federal Occupational Safety and Health Act and all rules and regulations promulgated thereunder, and all federal, state and local governmental rules, ordinances and regulations similar thereto. Except as disclosed to Lender in writing, there are no outstanding citations, notices or orders of non-compliance issued to Borrower or relating to its facilities, business, leaseholds, equipment or other property under the Federal Occupational Safety and Health Act, any rule or regulation promulgated thereunder, or any similar state or local Governmental Rules.

5.17. Environmental Matters. Except as disclosed in the Disclosure Schedule, Borrower is in Material compliance with all Environmental Laws.

5.18. Labor Disputes. There is no pending, or to Borrower’s knowledge threatened, labor dispute which could result in a Material Adverse Change.

5.19. Location of Bank and Securities Accounts. The Disclosure Schedule lists all deposit, checking and other bank accounts, and all securities and other investment accounts, maintained with any financial institution or securities intermediary and all other similar accounts maintained by Borrower (collectively, “Bank Accounts”), together with a description thereof.

5.20. Compliance With Laws. Borrower is in Material compliance with all Governmental Rules applicable to it, its ownership or use of its Property and the operation and conduct of its business. In addition to, and without limiting the generality of the foregoing, Borrower represents and warrants that:

(a) no Inventory has been produced in violation of the Fair Labor Standards Act “(“FLSA”);

(b) Borrower is in Material compliance with all Governmental Rules and other applicable laws relating to the manufacturing, processing, packing, holding, labeling, importing, sale and distribution of food, including fresh or frozen crab or crabmeat and any other wild or farm-raised fish or fish products, including the Federal Food, Drug, and Cosmetic Act (the “FD&C Act”), 21 U.S.C. § 301 et seq., the Lacey Act, 16 U.S.C. § 3372 et seq., the Magnuson-Stevens Fishery Conservation and Management Act (the “Magnuson-Stevens Act”), 16 U.S.C. § 1801 et seq., the 1946 Agricultural Marketing Act (the “AMA”), 7 U.S.C. § 1621 et seq., the Tariff Act of 1930, 19 U.S.C. § 1304 et seq., and the Public Health Security and Bioterrorism Preparedness and Response Act of 2002 (the “Bioterrorism Act”);

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(c) Borrower is in Material compliance with all Governmental Rules and other applicable laws relating to the labeling, marking, marketing, branding, and advertising of food, including, but not limited to, fresh or frozen crab or crabmeat and any other wild or farm-raised fish or fish products, including the FD&C Act, the Fair Packaging and Labeling Act, 15 U.S.C. § 1451 et seq., the Lacey Act, all Governmental Rules set forth in Title 21 of the Code of Federal Regulations; the Seafood List of the Food and Drug Administration (“FDA”), and all Governmental Rules regarding disclosures or labels regarding the country of origin of any food product, and the method of production of any fish or shellfish;

(d) Borrower is not, and at no time during the three years prior to the Effective Date, been subject to any investigation, proceeding, citation, penalty, fine, assessment, inquiry, consent decree, or any other enforcement action of any kind by the FDA or any other Governmental Unit relating to the manufacturing, processing, packing, holding, labeling, importing, sale or distribution of food, including fresh or frozen crab or crabmeat and any other wild or farm-raised fish or fish products, including the receipt of (i) a FDA import alert or an order or directive requiring detention of any Inventory without physical examination, or (ii) a Notice of Violation, FDA Form 483, an inspection report noting deficiencies of any kind, a warning letter, or any other similar communication from any Governmental Unit.

5.21. Capital Structure. The Disclosure Schedule describes (a) Borrower’s holders of Equity Interests of record and the number and type of Equity Interests held by each such Person, and (b) all holders of subscriptions, warrants, options, convertible securities, and other rights (fixed, contingent or otherwise) to purchase or otherwise acquire Equity Interests, and the number and type of Equity Interests that may be acquired by each such Person.

5.22. No Other Violations. Borrower is not in violation of any term or provision of its Charter Documents, and no event or condition or series of events or conditions has or have occurred or is or are continuing which constitutes or results in (or would constitute or result in, with the giving of notice, lapse of time or other condition) (a) a breach of, or a default under, Borrower’s Charter Documents or (b) the imposition of any Lien on any Collateral.

5.23. Full Disclosure. No information contained in any Loan Document, the financial statements or any written statement furnished by or on behalf of Borrower under any Loan Document, or to induce Lender to execute the Loan Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

5.24. Survival of Representations. All representations of Borrower contained in this Agreement and in the other Loan Documents shall be true, accurate and complete at the time of Borrower’s execution of this Agreement, shall be true, accurate and complete on the Effective Date, and shall be true, accurate and complete on the date of each Advance and Loan made to Borrower. Lender’s right to bring an action for breach of any such representation or to exercise any right, remedy, power or privilege under this Agreement or any other Loan Document based upon the breach of any such representation shall survive the execution, delivery and acceptance of this Agreement and each other Loan Document, and the closing of the transactions described in this Agreement until Full Payment of the Obligations.

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ARTICLE 6. FINANCIAL INFORMATION TO BE DELIVERED TO LENDER. Borrower covenants and agrees that at all times prior to Full Payment of the Obligations, Borrower shall deliver to Lender, or shall cause to be delivered to Lender:

6.1. Borrowing Base Certificates. A satisfactorily completed and Authenticated Borrowing Base Certificate together with accompanying sales journals, cash receipts journals and detailed sales credit reports (a) contemporaneously with each request for an Advance, (b) if no Advance was requested in a calendar week, on or before Tuesday of the following week prepared as of the preceding week end, and (c) monthly (within five (5) calendar days after the end of each calendar month, prepared as of the end of such month). In addition, Borrower shall provide to Lender with each Borrowing Base Certificate a report showing in reasonable detail all sales to Account Debtors (i) on consignment or on approval, under all bill and hold, guaranteed sale, sale or return, billing in advance of shipment, and other “pre-billing” arrangements, and (ii) under all payment plans, scheduled installment plans, extended payment terms or on any other repurchase or return basis. On Lender’s request, Borrower shall also furnish to Lender copies of invoices to customers and related shipping and delivery receipts or warehouse receipts for all Inventory covered by each such invoice.

6.2. A/R and A/P Aging; Perpetual Inventory Report. (a) Weekly (on or before Tuesday of the following week prepared as of the preceding week end) a summary report of Borrower’s agings of accounts receivable and accounts payable (each, based on the respective invoice dates), and (b) monthly (within five (5) calendar days after the end of each month, prepared as of the end of such month) a detailed report of Borrower’s agings of accounts receivable and accounts payable (each, based on the respective invoice dates), and a perpetual inventory report setting forth the quantity, type, lot identification number, cost and aging of Borrower’s Inventory, all of which shall be set forth in form and substance satisfactory to Lender.

6.3. Ineligible Receivables/Ineligible Inventory. (a) Weekly (on or before Tuesday of the following week prepared as of the preceding week end) and monthly (within five (5) calendar days after the end of each calendar month, prepared as of the end of such month) a report showing Borrower’s Receivables that are not Eligible Receivables and showing Borrower’s Inventory that is not Eligible Inventory, and (b) monthly (within five (5) calendar days after the end of each calendar month, prepared as of the end of such month), an inventory roll-forward summary margin analysis report.

6.4. Annual Financial Statements; Compliance Certificates. No later than April 30 of each Fiscal Year, a copy of audited annual financial statements of Borrower prepared by an independent certified public accountant in accordance with GAAP consisting of a balance sheet, statements of operations and retained earnings, statements of cash flow, acceptable to Lender in its permitted discretion, together with a satisfactorily completed and Authenticated Compliance Certificate prepared as of and for the end of such Fiscal Year. If Borrower’s independent certified public accountant has prepared footnotes to accompany any such financial statements, Borrower shall deliver such footnotes to Lender contemporaneously with Borrower’s delivery of the associated financial statements to Lender. The financial statements delivered to Lender pursuant to this Section 6.4 shall fairly present Borrower’s financial condition and results of operations as of the dates and for the periods covered, and shall not contain any Material misstatements.

6.5. Monthly Financial Statements; Compliance Certificates. Within thirty (30) calendar days after the end of each calendar month, financial statements consisting of balance sheets, statements of operations and retained earnings and statements of cash flow, prepared by management of Borrower as of and for the end of such calendar month, in accordance with GAAP (except for the absence of footnotes), together with a satisfactorily completed and Authenticated Compliance Certificate prepared as of and for the end of such calendar month. The financial statements delivered to Lender pursuant to this Section 6.5 shall fairly present Borrower’s financial condition and results of operations as of the dates and for the periods covered, and shall not contain any Material misstatements.

6.6. Inventory Counts and Reports. At least monthly, cycle counts of Inventory performed in a manner consistent with Borrower’s practices as of the Effective Date, with corresponding adjustments to Borrowers’ records to reflect the results of such count, the results of which shall be delivered to Lender in such form and with such detail as Lender may reasonably request; provided, that Lender may require (and Borrower shall promptly perform upon notice from Lender) a physical Inventory count in the event any adjustments made as result of such cycle counts are materially different from adjustments made by Borrower historically as a result of such counts.

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6.7. Projections. No later than December 31 of each Fiscal Year, monthly financial projections for the next Fiscal Year and annual projections for each succeeding Fiscal Year ending on or prior to the Revolving Credit Termination Date, in form satisfactory to Lender.

6.8. Customer and Vendor Lists. At least annually and upon Lender’s reasonable request, a list of all of Borrower’s customers and vendors, including the addresses, telephone and facsimile numbers, if any, of each customer and vendor as of such date.

6.9. Insurance. Annually, no later than thirty (30) calendar days prior to the renewal date of each of Borrower’s insurance policies, evidence of insurance with respect to such insurance in form and content satisfactory to Lender and otherwise in compliance with Section 7.5 of this Agreement, and upon Lender’s request, the original insurance policy.

6.10. Tax Returns. Annually, within ten (10) calendar days of filing, (a) copies of Borrower’s federal and state tax returns and (b) each Guarantor’s federal and state tax returns.

6.11. Other Information. Such other information relating to the financial condition of Borrower, or any Property or Collateral of Borrower in, on or respect to which Lender may have a Lien, as Lender may from time to time reasonably request.

ARTICLE 7. AFFIRMATIVE COVENANTS. Borrower covenants and agrees that at all times prior to Full Payment of the Obligations, Borrower shall:

7.1. Use of Loan Proceeds. Use all proceeds of Loans and Advances for Borrower’s working capital and transaction expenses in addition to the refinancing of Indebtedness owing by Borrower to AloStar Bank of Commerce on the Effective Date. Borrower shall not, directly or indirectly, use the proceeds of the Loans or Advances, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of sanctions pursuant to any Anti-Terrorism Laws, or (ii) in any other manner that would result in a violation of sanctions under any Anti-Terrorism Laws by any Person (including any Person participating in the Loans or Advances, whether as underwriter, advisor, investor, or otherwise).

7.2. Business and Existence; Trade Names. Preserve and maintain Borrower’s separate existence and rights, privileges and franchises, and except for trade names described in the Disclosure Schedule transact business in Borrower’s own name and invoice all of Borrower’s Receivables in Borrower’s own name.

7.3. Taxes. Pay and discharge all taxes, assessments, charges, levies and encumbrances imposed upon Borrower, Borrower’s income or Borrower’s profits or upon any Property of Borrower by any Governmental Unit prior to the date on which penalties attach thereto, except where the same is being Properly Contested.

7.4. Compliance with Laws. Comply in all Material respects with all Governmental Rules applicable to Borrower including, without limitation, all laws and regulations regarding the collection, payment and deposit of employees’ income, unemployment and Social Security taxes, all Environmental Laws and all applicable provisions of ERISA, the Code, and any other applicable laws, rules or regulations relating to the compensation of employees and funding of employee pension plans, and Governmental Rules of the U.S. Food and Drug Administration; notwithstanding the foregoing, Borrower will take such actions as to ensure that Borrower’s representations contained in Section 5.12 are true and accurate at all times prior to Full Payment of the Obligations.

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(b) Without limiting paragraph (a), above, Borrower shall comply in all Material respects with all applicable law and Governmental Rules relating to: (i) food production, processing, safety, contamination or adulteration, (ii) cleanliness, maintenance and other requirements relating to food production facilities or employees, (iii) handling, storage, processing and sale of food products, including without limitation any labeling, advertising or other product disclosure laws, and (iv) any other Governmental Rule that may impact the conduct of Borrower’s business or its products.

7.5. Maintain Properties; Insurance.

(a) Maintain its Properties in good condition and repair at all times; preserve its Properties from loss, damage, or destruction of any nature whatsoever; keep all of its Properties insured with insurance companies licensed to do business in the state where such Property is located against loss or damage by fire or other risk under extended coverage endorsement and against theft, burglary, and pilferage together with such other hazards, and in such amounts, as Lender may from time to time reasonably request; and defend its title to the Collateral and Lender’s Liens thereon against all Persons, claims and demands, other than Permitted Liens.

(b) Borrower shall obtain and maintain in full force and effect at all times prior to Full Payment of the Obligations: (i) insurance covering the Collateral against all risks to which the Collateral is exposed, including loss, damage, fire, theft, and all other such risks, in such amounts, with such companies, under such policies and in such form as shall be satisfactory to Lender, and (ii) liability insurance and such other types of insurance as Lender may require (such as products liability, product recall, worker’s compensation, cyber liability, and business interruption insurance), in each case against such risks, in such amounts, with such companies, under such policies and in such form as shall be satisfactory to Lender. Borrower shall promptly notify its insurers and Lender with complete and updated information regarding material changes in Borrower’s business (including any changes in Borrower’s product lines or customer concentrations, growth in Borrower’s revenue, or any acquisitions by Borrower) and, if requested by Lender, Borrower shall obtain increased insurance coverage or obtain coverage from other insurers as a result of any such changes.

(c) Borrower covenants and agrees to satisfy the following additional requirements with respect to each insurance policy required to be maintained in accordance with this Section 7.5:

(i) All insurance premiums on all policies must be paid as and when due and payable, consistent with the past practices of Borrower. All premiums owing for the current policy term are to be paid on or before the due dates applicable to such premiums;

(ii) No insurance policy required hereunder shall be permitted to provide for premium assessments to be made against Lender;

(iii) Borrower shall provide the following prior to the effective date of such policy: (i) an ACORD 25 or equivalent certificate of liability insurance and (ii) an ACORD 28 or equivalent certificate of property insurance;

(iv) Prior to the renewal date of each insurance policy required hereunder, Borrower shall provide certificates of insurance providing evidence that the policies have been renewed on forms ACORD 28 and ACORD 25;

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(v) Borrower shall provide promptly upon Lender’s request complete copies of the insurance policies providing the coverage required hereunder;

(vi) Each property policy and to the extent possible, each liability policy shall contain a provision providing not less than thirty (30) days’ prior written notice to Lender of cancellation and not less than ten (10) days’ prior written notice to Lender of cancellation for non-payment of premium;

(vii) A waiver of subrogation shall be provided on all liability policies of insurance waiving rights of recovery against Lender; and

(viii) Lender is to be named (A) the first lender loss payee with respect to the property insurance coverage, and (B) an additional insured with respect to general liability and umbrella or excess liability insurances, as follows:

ACF FinCo I LP, and its successors and assigns

560 White Plains Road

4th Floor, Suite 400

Tarrytown, NY 10591

(d) Borrower shall direct all insurers under such policies of insurance to pay all proceeds of insurance policies directly to Lender. Borrower irrevocably makes, constitutes and appoints Lender (and each officer, employee or agent designated by Lender) as Borrower’s true and lawful attorney-in-fact for the purpose of (i) making, settling and adjusting such claims under all such policies of insurance if Borrower fails to make such claim within fifteen (15) calendar days after any casualty or fails to diligently prosecute such claim, (ii) endorsing the name of Borrower on any check, draft, instrument or other item of payment pertaining to the Collateral received by Borrower or Lender pursuant to any such policies of insurance, and (iii) upon the occurrence and during the continuation of an Event of Default, making all determinations and decisions with respect to such policies of insurance as they relate to the Collateral. Borrower agrees to provide Lender with prompt written notice of any change, amendment or modification to any insurance policy.

(e) With respect to any claim for Proceeds of insurance insuring any Collateral, Lender is authorized to collect such proceeds and, in Lender’s permitted discretion: (i) apply such proceeds against the Revolving Credit and the other Obligations, whether or not then due, or (ii) allow Borrower to use such Proceeds, or a part thereof, to repair any damage or restore, replace or rebuild the Property that was the subject of such proceeds; provided, however, that notwithstanding the foregoing provisions, as to proceeds of insurance for Equipment constituting Collateral, if, as determined by Lender in Lender’s permitted discretion, (A) no Default or Event of Default has occurred and is continuing, (B) the damaged Property can be repaired, restored, replaced or rebuilt to an economical unit of the same character and not less valuable than such Property was prior to such damage and destruction with the Proceeds of the insurance held by Lender, and (C) the Obligations will at all times be collateralized with respect to the Obligations to the same extent as prior to such damage and destruction, then Lender shall hold the Proceeds of such insurance (provided that no Default or Event of Default has occurred and is continuing or occurs, at which time Lender may apply such proceeds to the Obligations in such amounts and in such manner as determined by Lender in its permitted discretion) make them available to Borrower for repair, restoration, replacement or rebuilding of such Property; provided that, such repaired, restored, replaced or rebuilt Property shall be free and clear of all Liens except Permitted Liens, and subject to such other terms and conditions as Lender may determine in Lender’s permitted discretion; and, further provided, that while in possession of such funds Lender shall not be required to invest the same (except in a non-interest bearing commercial money market account of Lender in which Lender has a first priority perfected security interest) or to hold such funds separate and apart from Lender’s other funds. Notwithstanding anything herein to the contrary, at any time that a Default or Event of Default has occurred and is continuing, if Lender receives proceeds of insurance or is holding proceeds of insurance theretofore received by Lender, Lender may apply the same to the Obligations at any time and from time to time as it may determine in Lender’s sole discretion. If no Default or Event of Default has occurred and is continuing and Borrower has been permitted to apply insurance proceeds to repair, restore, replace or rebuild Property, then Lender will return any insurance proceeds to Borrower which Lender continues to hold after any such repair, restoration, replacement or rebuilding of such Property is completed to Lenders’ satisfaction as determined in Lender’s permitted discretion.

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(f) If Borrower fails to provide Lender with evidence of the insurance coverage required by this Agreement, Lender may purchase insurance, at Borrower’s expense, to protect Lender’s interests in the Collateral. This insurance may, but need not, protect the interests of Borrower. The coverage that Lender purchases may not pay any claim that Borrower may make or any claim that is made against Borrower in connection with the Collateral. Borrower may later cancel any insurance purchased by Lender, but only after providing Lender with evidence that Borrower has obtained insurance as required by this Agreement. If Lender purchases insurance for the Collateral, Borrower will be responsible for, and shall reimburse Lender for, all costs of such insurance, including interest and any other charges that may be imposed in connection with the placement of such insurance, until the effective date of the cancellation or expiration of the insurance. Lender may add the cost of any insurance purchased by Lender pursuant to this paragraph to the Obligations, and Borrower acknowledges and agrees that the cost of any such insurance may be more than the cost of insurance that Borrower may be able to obtain on its own.

7.6. Business Records. Keep adequate records and books of account with respect to Borrower’s business activities in which proper entries are made in accordance with sound bookkeeping practices reflecting all financial transactions of Borrower. Borrower shall maintain full, accurate and complete Records respecting Receivables, Inventory (including a perpetual inventory reporting system), and all other Collateral at all times. Borrower shall maintain all of its Bank Accounts as set forth on the Disclosure Schedule.

7.7. Delivery of Documents and Instruments. Appropriately endorse and immediately deliver to Lender all notes, trade acceptances, Instruments and Documents included in or evidencing the Proceeds of any Receivables, and all Documents of title and Chattel Paper, whether or not negotiable, covering any Inventory; provided, that Documents issued in connection with In-Transit Inventory originating from a location outside the United States may be delivered by the Vendor (or carrier engaged by such Vendor) directly to Borrower so long as Borrower forwards all original counterparts of such Document to the Eligible Logistics Provider engaged to facilitate the importation of such In-Transit Inventory not later than three (3) Banking Days after Borrower’s receipt thereof. Borrower acknowledges that Borrower waives protest regardless of the form of the endorsement on any note, trade acceptance, Instrument, Document, Document of title or Chattel Paper delivered to Lender.

7.8. Name Change; Organizational Change; Creation of Affiliates. Provide Lender with not fewer than thirty (30) calendar days’ notice in an Authenticated Record prior to any proposed (a) change in Borrower’s state of organization or organizational structure, (b) change of Borrower’s name, (c) use of any trade name or fictitious name, “d/b/a” or other similar designation not described in the Disclosure Schedule, (d) creation of any Affiliate under the control of Borrower, or (e) transaction or series of transactions pursuant to which Borrower would become an Affiliate under the control of any other Person.

7.9. Change of Offices; Records. Provide Lender with not fewer than thirty (30) calendar days’ notice in an Authenticated Record prior to any change of Borrower’s chief executive office or any office where Borrower maintains its Records (including computer printouts and programs) with respect to Receivables or any other Collateral.

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7.10. Change of Fiscal Year. Provide Lender with not fewer than ninety (90) calendar days’ notice in an Authenticated Record prior to any change of Borrower’s Fiscal Year.

7.11. Access to Books and Records. Provide Lender with access to Borrower’s books and Records and permit Lender to copy and inspect such books and Records as Lender may reasonably request to enable Lender to monitor the Loans and the Collateral. Lender may examine and inspect the Inventory, Equipment or other Collateral and may examine, inspect and copy all books and Records with respect thereto at any time during Borrower’s normal business hours (a) in the absence of a Default or Event of Default, upon reasonable notice to Borrower, and (b) following the occurrence and during the continuation of a Default or Event of Default, without notice.

7.12. Solvency. Continue to be Solvent.

7.13. Notice to Lender. Provide Lender with immediate telephonic notice (followed by notice in an Authenticated Record) after becoming aware of any of the following:

(a) the happening of any event, occurrence or condition, or series of events, occurrences or conditions, that would cause any representation contained in ARTICLE 5 to be untrue, inaccurate or misleading;

(b) the existence of a Default or an Event of Default;

(c) the happening of any event, occurrence or condition, or series of events, occurrences or conditions, that has resulted in, or that may reasonably be expected to result in, a Material Adverse Change;

(d) any dispute that may arise between Borrower and any Governmental Unit, including any action relating to any tax liability of Borrower, in connection with which Borrower would be liable (as damages, penalties, fines, costs or expenses, or any combination of the foregoing) for a Material amount if adversely determined;

(e) any labor controversy resulting in or threatening to result in a strike or work stoppage against Borrower in connection with which Borrower would suffer Material damages;

(f) any proposal by any Governmental Unit to acquire any Material Property of Borrower;

(g) a violation or alleged violation of any Governmental Rules (including O.S.H.A., the FLSA, any Environmental Laws, or U.S. Food and Drug Administration regulations);

(h) the location of any Collateral other than at Borrower’s place(s) of business as described in the Disclosure Schedule;

(i) any cancellation, default, non-renewal, acceleration, draw upon, termination or other event (as applicable) with respect to any letter of credit, bond, note or other financial accommodation in a Material face amount or Material principal amount issued or made to, or in favor of, any other Person, for which Borrower has agreed to or is obligated to repay, or to reimburse or indemnify the issuer thereof, the creditor with respect thereto or any other Person, in whole or in part (a “Third Party Obligation”), whether such obligation of Borrower arises by reason of the extension of credit, the opening, guaranteeing or confirming of a letter of credit, any loan, guaranty, indemnification, or any other manner, whether direct or indirect (including if acquired by purchase, assignment or otherwise), absolute or contingent;

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(j) the commencement of any proceeding by a Governmental Unit or litigation, suit, action or proceeding, at law or in equity (i) against Borrower as defendant, co-defendant, third party defendant or otherwise, involving money or Property of a Material amount, or (ii) by Borrower as plaintiff, as counter-claimant or otherwise pursuant to which Borrower has asserted claims for damages of a Material amount;

(k) if any Proceeds of Receivables shall include, or any of the Receivables shall be evidenced by, notes, trade acceptances or Instruments or Documents, or if any Inventory is covered by any Certificate of Title or Chattel Paper, whether or not negotiable;

(l) any breach or other violation or claim of a breach or violation of Section 7.4(b); or any voluntary or involuntary recall by Borrower of any Inventory sold by Borrower;

(m) Borrower’s creation or acquisition of any intellectual property used by Borrower in its operations or the conduct of its business that is not otherwise described in any patent security agreement or trademark security agreement previously delivered to Lender;

(n) Borrower’s receipt of any notice from the Internal Revenue Service or any applicable state or local taxing authority regarding (i) any claimed deficiency regarding any federal, state or local income tax return of Borrower or any Significant Holder of Borrower’s Equity Interests, (ii) any tax lien, or (iii) an audit or other examination of any such tax return;

(o) the commencement of any action or proceeding at law or in equity against Borrower involving potential liability in a Material amount, any material changes in any existing action or proceeding, or any judgment entered against Borrower or its assets;

(p) any damage to or destruction of any Collateral in a Material amount, or the happening of any event, occurrence or condition, or series of events, occurrences or conditions, that has caused, or that may cause, a Material loss or depreciation in the value of any Collateral or a Material loss or decline in the value of insured Property or the existence of an event justifying a Material claim under any insurance; provided, however, the provisions of this paragraph (m) shall not apply to (i) obsolete, worn out or surplus Property, (ii) Equipment replaced in the Ordinary Course of Business of Borrower, and (iii) Inventory disposed of in the Ordinary Course of Business of Borrower;

7.14. Payments to Customs Brokers, etc. Pay in a timely manner all applicable duties, freight, charges and like fees and charges of U.S. Customs, Eligible Logistics Providers, and other customs brokers, freight forwarders, carriers and warehousemen.

7.15. Retention of Turnaround Management Consultant. Continue to retain Conway MacKenzie as Borrower’s turnaround management consultant for a period of no less than ninety (90) days after the Effective Date.

7.16. Post-Closing Covenants.

(a) On or before September 30, 2016 received (and delivered evidence to Lender of Borrower’s receipt) the proceeds of the Additional Specified Subordinated Indebtedness.

(b) In addition to paragraph (a), above, comply with all of the covenants and agreements contained in the Post-Closing Letter.

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ARTICLE 8. NEGATIVE COVENANTS. Borrower covenants and agrees that at all times prior to Full Payment of the Obligations, Borrower shall not:

8.1. Indebtedness. Create, incur, assume or suffer to exist, voluntarily or involuntarily, any Indebtedness, except (a) Obligations to Lender, (b) trade debt incurred in the Ordinary Course of Business of Borrower; (c) purchase money financing and equipment leases with a principal amount not to exceed either individually or in the aggregate $100,000 in any Fiscal Year; (d) existing Indebtedness described on the Disclosure Schedule and the Specified Subordinated Indebtedness, and (e) extensions, renewals and replacements of any Indebtedness described in clauses (b) through (d), inclusive, of this Section 8.1 that do not increase the outstanding principal amount thereof.

8.2. Mergers; Consolidations; Acquisitions. Enter into any transaction or series of transactions that directly or indirectly would constitute a merger, consolidation, reorganization or recapitalization with any other Person; take any action in contemplation of dissolution or liquidation; conduct any part of its business through any Affiliate or other Person; or acquire substantially all of the equity interests or assets of any Person, whether by merger, consolidation, purchase of equity interests or otherwise.

8.3. Change of Management; Change of Control. (a) Allow a change in the ownership structure of Borrower, whether by the issuance, sale, transfer, exchange, assignment or other direct or indirect hypothecation of Equity Interests, or by the issuance of subscriptions, warrants, options, convertible securities, or other rights (fixed, contingent or otherwise) to purchase or otherwise acquire Equity Interests, or (b) permit any person other than (i) John R. Keeler to hold the office of chief executive officer of Borrower (or to perform the duties generally associated with such office as existing on the Effective Date) or (ii) Christopher Constable to hold the office of chief financial officer of Borrower (or to perform the duties generally associated with such office as existing on the Effective Date), in each case unless a replacement reasonably acceptable to Lender is appointed within sixty (60) calendar days.

8.4. Sale or Disposition. Sell or otherwise dispose of all or any Collateral or other Property, or grant any Person an option to acquire any Collateral or other Property, except for (a) obsolete, worn out or surplus Property disposed of in the Ordinary Course of Business of Borrower, (b) Equipment replaced in the Ordinary Course of Business of Borrower, and (c) Inventory sold in the Ordinary Course of Business of Borrower.

8.5. Real Property Defaults. Permit any landlord, mortgagee, trustee under deed of trust, warehouseman, bailee or lienholder to declare a default under any lease, mortgage, deed of trust, warehousing or bailee agreement or Lien on real estate owned or leased by Borrower or in which Borrower maintains any Collateral, which default remains uncured after the lesser of (a) any stated cure period, if any, relating to such default stated in the applicable lease, mortgage, deed of trust, warehouse agreement, bailment agreement or lien instrument, or (b) a period of thirty (30) calendar days after its occurrence, unless such default is being Properly Contested by Borrower.

8.6. Liens and Encumbrances. Grant, permit or suffer to exist the imposition of any Lien on any Collateral, except for Liens in favor of Lender and other Permitted Liens.

8.7. Dividends and Distributions; Payment of Indebtedness; Amendments. Except as expressly permitted under this Section 8.7, (i) pay any cash dividends or profits to any current or former holder of its Equity Interests, (ii) make any distribution or return of capital in cash or other Property to any current or former holder of its Equity Interests, (iii) make any payment or distribution in cash or other Property to any current or former holder of its Equity Interests in connection with any direct or indirect redemption or purchase of Equity Interests entered into on or prior to the date hereof, (iv) directly or indirectly purchase or redeem any of its Equity Interests, or retire any of its Equity Interests, or take any action which would have an effect equivalent to any of the foregoing, (v) pay any principal, interest, or other amount in connection with any Indebtedness (other than the Obligations) not permitted pursuant to Section 8.1, or (vi) amend or modify any provision of any instrument or agreement evidencing or securing the Specified Subordinated Indebtedness or pay any principal of or interest on any Specified Subordinated Indebtedness other than as expressly permitted under the Specified Subordination Agreement.

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(b) So long as no Default or Event of Default shall have occurred and be continuing, and so long as Borrower is qualified as an “S” corporation for federal or applicable state tax purposes, Borrower may make distributions to holders of its Equity Interests in amounts sufficient to enable such Persons to pay applicable federal and state income taxes which are directly attributable to the net income of Borrower in any Fiscal Year (each a “Tax Distribution”), which distributions shall be made pro rata based on a percentage of owned Equity Interests and shall be calculated based on the assumption that the income of each holder of Equity Interests will be taxed at the maximum rate permissible under federal or such state law, as applicable.

8.8. Guaranties; Contingent Liabilities. Assume, guarantee, endorse, contingently agree to purchase, assume or otherwise become liable for the Indebtedness of any Person, except (a) by the endorsement of negotiable instruments for deposit or collection or similar transactions in the Ordinary Course of Business of Borrower and (b) unsecured guarantees in existence on the Effective Date that are described in the Disclosure Schedule.

8.9. Removal of Collateral. Remove, or cause or permit to be removed, any of the Collateral from the premises where such Collateral is currently located and described in the Disclosure Schedule, except (a) for sales of Inventory in the Ordinary Course of Business of Borrower, (b) dispositions of worn-out, obsolete or surplus Equipment in the Ordinary Course of Business of Borrower, and (c) off-site repairs of Equipment in the Ordinary Course of Business of Borrower.

8.10. Transfer of Notes or Accounts. (a) Sell, assign, transfer, or otherwise dispose of any Account, or any Chattel Paper, Letter-Of-Credit Rights, promissory note or other Instrument payable to Borrower or evidencing any Account, or (b) accept or negotiate any discount on any Account, promissory note or other Instrument payable to Borrower except in the Ordinary Course of Business of Borrower.

8.11. Settlements. Compromise, settle or adjust any Material claim relating to any Collateral except in the Ordinary Course of Business of Borrower.

8.12. Change of Business. Cause or permit a change in the nature of its business as conducted on the Effective Date.

8.13. Change of Accounting Practices. Change its accounting principles or practices as in effect on the Effective Date in any respect, except for changes in accounting principles as may be required by changes in GAAP for which Borrower has provided prior written notice to Lender in an Authenticated Record.

8.14. Inconsistent Agreement. Enter into any agreement that would be violated by the payment or performance of the Obligations or Borrower’s other liabilities and obligations under this Agreement or any other Loan Document.

8.15. Loan or Advances; Personal Expenses. Make any loans or advances to any Person, or make any payments or pay any liabilities, costs or expenses, of or on behalf of any other Person (collectively, “third party expenses”), whether such third party expenses have arisen or have been incurred on or prior to the date of this Agreement, or arise or are incurred after the date hereof, except for (a) loans to Borrower’s Affiliates described in the Disclosure Schedule, (b) loans to employees of Borrower in the ordinary course in an aggregate outstanding amount not to exceed $20,000 at any time, and (c) advances for or reimbursements of business-related expenses incurred by employees of Borrower in the ordinary course, including but not limited to business expenses for food, lodging, travel and credit card charges.

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8.16. Investments. Make any investment in any Person or Affiliate after the Effective Date, whether in the form of equity interests (including, but not limited to, subscriptions, warrants, options or other rights convertible into equity interests), Indebtedness (including Indebtedness that is convertible into equity interests), any combination of equity interests and Indebtedness, or otherwise.

8.17. Bank Accounts. Open or maintain any deposit, checking, operating or other bank account, or similar money handling account, with any bank or other financial institution except for those accounts identified in the Disclosure Schedule, or close or permit to be closed any of the accounts listed in the Disclosure Schedule, in each case without Lender’s prior written consent, and then only after Borrower has implemented agreements with such bank or financial institution and Lender in form and substance acceptable to Lender.

8.18. Compensation. Increase the total compensation paid to John R. Keeler (or any of his relatives), including salaries, withdrawals, fees, bonuses, commissions, drawing accounts and other payments, whether directly or indirectly, in money or otherwise, during any calendar year of Borrower during the term of this Agreement in an aggregate amount in excess of $250,000, exclusive of any payments of interest on the Specified Subordinated Notes expressly permitted under the Specified Subordination Agreement.

8.19. Transactions with Affiliates.

(a)

(a) Make, enter into or otherwise undertake any transaction with any Affiliate, unless such transaction (i) is a purchase of Inventory by Borrower from Bacolod in the Ordinary Course of Business of Borrower that otherwise complies with paragraph (b), below, (ii) is a payment of rent to John Keeler Real Estate Holdings, Inc. in the Ordinary Course of Business of Borrower and consistent with the terms of the real Property lease in effect on the Effective Date, (iii) is a payment of Borrower in respect of the Specified Subordinated Indebtedness so long as such payment is expressly permitted under the Specified Subordination Agreement, (iv) is a repayment of Indebtedness owed to Borrower by Strike the Gold Foods, Ltd., (v) is an unsecured guaranty of Indebtedness of an Affiliate permitted under Section 8.8, (vi) is a loan to an employee of Borrower permitted under Section 8.15, or (vii) (A) has been approved or otherwise consented to pursuant to the applicable terms of Borrower’s Charter Documents, (B) has been approved by at least a majority of the disinterested directors of Borrower entitled to approve or vote on such transaction after being informed of the material terms of such transaction, and (C) is at least as favorable to Borrower as a similar transaction entered into at arms’ length with an unrelated third party.

(b) Maintain a balance of prepaid deposits in respect of Borrower’s purchase of Inventory from Bacolod that exceeds the amount set forth below for the test date corresponding thereto:

Test Date	Amount
September 30, 2016	$1,300,000
October 31, 2016	$1,300,000
November 30, 2016	$1,300,000
December 31, 2016	$1,100,000
January 31, 2017	$1,100,000
February 28, 2017	$1,100,000
March 31, 2017	$900,000
April 30, 2017	$900,000
May 31, 2017	$900,000
June 30, 2017	$650,000
July 31, 2017	$650,000
August 31, 2017	$650,000
September 30, 2017 and the last day of each month thereafter	$350,000

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On or before the six (6) month anniversary of the Effective Date and each six (6) month anniversary thereafter, Borrower and Lender will review the amounts set forth on the above table for each subsequent Test Date and endeavor to agree to adjust such amounts based on Lender’s review of Borrower’s performance and financial statements.

8.20. Capital Expenditures. Permit Unfunded Capital Expenditures to exceed, individually or in the aggregate, an amount equal to $100,000 in any consecutive twelve (12) month period.

8.21. Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio as of and for the last day of each calendar month, beginning with the calendar month ending December 31, 2016, to be less than the amount set forth below for the period corresponding thereto:

Period	Ratio
Six (6) calendar months ending December 31, 2016	1.10 to 1.00
Seven (7) calendar months ending January 31, 2017	1.10 to 1.00
Eight (8) calendar months ending February 28, 2017	1.10 to 1.00
Nine (9) calendar months ending March 31, 2017	1.10 to 1.00
Ten (10) calendar months ending April 30, 2017	1.10 to 1.00
Eleven (11) calendar months ending May 31, 2017	1.10 to 1.00
Twelve (12) calendar months ending June 30, 2017 and ending on the last day of each month thereafter	1.10 to 1.00

ARTICLE 9. EVENTS OF DEFAULT; REMEDIES OF LENDER.

9.1. Events of Default. The happening of any of the following events, occurrences or conditions, or series of events, occurrences or conditions, shall be an “Event of Default” (collectively, “Events of Default”) under this Agreement:

(a) Borrower shall fail to pay the amount of any Obligation (whether principal, interest, fees, costs, charges, expenses, or otherwise) in full when due pursuant to the terms of this Agreement or any other Loan Document; or

(b) any representation contained in ARTICLE 5 of this Agreement, or any representation or certification contained in any certificate, document or instrument delivered to Lender pursuant to ARTICLE 6 of this Agreement, shall have been inaccurate when made by Borrower or shall have been otherwise breached; or

(c) Borrower shall fail to comply with any provision, term, covenant or condition contained in Section 2.6, or ARTICLE 6, ARTICLE 7 or ARTICLE 8 of this Agreement; or

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(d) other than with respect to the provisions, terms, covenants and conditions contained in Section 2.6, or ARTICLE 6, ARTICLE 7 and ARTICLE 8 of this Agreement, if Borrower shall fail to comply with any provision, term, covenant, or condition contained in this Agreement, and such failure continues for a period in excess of ten (10) Banking Days after the date that Borrower failed to comply with such provision, term, covenant or condition, respectively; or

(e) the occurrence of any “default” or “event of default” under any other Loan Document (as such terms are defined in the respective Loan Document), after taking into consideration any applicable period of grace, notice and/or cure as provided for in such Loan Document, if any; or

(f) Borrower shall (i) cease to be Solvent, (ii) make an assignment for the benefit of its creditors, (iii) call a meeting of its creditors to obtain any general financial accommodation, (iv) suspend business, or (v) commence any case under any provision of the Bankruptcy Code, or under any federal, state, local or other applicable law including provisions for reorganizations or liquidations; or

(g) (i) if any case under any provision of the Bankruptcy Code, or under any under federal, state, local or other applicable law including provisions for reorganizations or liquidations, shall be commenced against Borrower, or (ii) if a receiver, trustee or equivalent officer under the Bankruptcy Code, or under any federal, state, local or other applicable law including provisions for reorganizations or liquidations, shall be appointed for Borrower or for all or any of the Collateral or for all or any of Borrower’s Property, and any of the following events also occur in connection with such case or appointment: (A) Borrower consents to the institution of such case or the appointment of such receiver, trustee or equivalent officer, (B) the petition commencing such case or appointment is not timely controverted, (C) the petition commencing such case or appointment is not dismissed within sixty (60) calendar days of the date of the filing thereof, (D) an interim trustee is appointed to take possession of all or any substantial portion of the Property of, or to operate all or any substantial portion of the business of, Borrower, or (E) an order for relief shall have been issued or entered therein; provided that Lender shall have no obligation to provide any Advance to Borrower during such sixty (60) calendar day period specified in clause (C); or

(h) if any federal or state tax Lien is filed or recorded against Borrower and is not bonded or discharged within fifteen (15) calendar days of the date of filing or recording; or

(i) if a Material judgment shall be entered against Borrower in any action or proceeding and shall not be stayed, vacated, bonded, paid or discharged within twenty (20) calendar days of entry, except a judgment where the claim is fully covered by insurance and the insurer has accepted full liability therefor in writing and such writing has been delivered to Lender; or

(j) if, other than with respect to the Obligations (i) any Material Indebtedness of Borrower shall be declared to be or shall become due and payable prior to its stated maturity; or (ii) any obligation of Borrower with respect to any Material Indebtedness shall not be paid or performed as and when the same becomes due; or (iii) any payment by Borrower with respect to any Material Indebtedness shall be declared to be or shall become due and payable prior to its stated maturity; or (iv) there shall occur any event or condition which constitutes an event of default under any mortgage, indenture, Instrument, agreement or evidence of Indebtedness relating to any Material Indebtedness of Borrower the effect of which is to permit the holder or the holders of such mortgage, indenture, Instrument, agreement or evidence of Indebtedness, or a trustee, agent or other representative on behalf of such holder or holders, to cause the Indebtedness evidenced thereby to become due prior to its stated maturity; or

(k) if Borrower becomes obligated to pay any Material amount under any Third Party Obligation (other than a commercial letter of credit issued by Lender or an Affiliate of Lender), or any Third Party Obligation is not renewed or replaced on terms substantially similar to or more favorable to Borrower than the original Third Party Obligation; or

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(l) the occurrence of any Reportable Event that could in Lender’s permitted discretion result in the termination of any Employee Benefit Plan, or if a trustee shall be appointed by a United States District Court or other court or administrative tribunal to administer any Employee Benefit Plan, or if the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any Employee Benefit Plan or to appoint a trustee to administer any Employee Benefit Plan; or

(m) the occurrence of a loss, theft, damage or destruction with respect to any Collateral in a Material amount not covered by insurance;

(n) any Guarantor repudiates, revokes or attempts to revoke its guaranty or any Support Party repudiates, revokes or attempts to revoke its validity and support agreement; Borrower, any Guarantor, any Support Party or third party denies or contests the validity or enforceability of any Loan Documents or Obligations or the perfection or priority of any Lien granted to lender; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Lender);

(o) Borrower or any Guarantor or any of its respective officers is criminally indicted or convicted for (i) a felony committed in the conduct of such Person’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any Material Property or any Collateral; or

(p) there shall be a Material disruption in the supply of Inventory available to Borrower from its suppliers; or

(q) with respect to any recall of Inventory sold by Borrower, (i) Borrower voluntarily recalls any Inventory if the amount recalled that is not covered by insurance exceeds $100,000, or (xxi) any other recall of Inventory occurs or is required by any Governmental Unit if the amount recalled that is not covered by insurance exceeds $100,000; or

(r) the commencement of any Material claim or proceeding is brought against Borrower alleging any product defect or adulteration, whether such product is subject to a recall or otherwise; or

(s) Borrower shall have failed to receive the proceeds of the Additional Specified Subordinated Indebtedness required under Section 7.16(a) on or before the date set forth therein; or

(t) the occurrence of any Material Adverse Change.

9.2. Continuation of Events of Default. For purposes of this Agreement, a Default or an Event of Default shall be deemed to be continuing from the date of occurrence of such Default or Event of Default until the earlier of (a) the date, if any, Lender waives such Default or Event of Default in writing, or (b) in the case of a Default, the date that Borrower cures such Default to Lender’s satisfaction in Lender’s sole discretion within any period of cure expressly provided in this Agreement.

9.3. Rights and Remedies with Respect to Loans and Advances.

(a) Termination of Lending Obligations. Upon the occurrence and during the continuation of an Event of Default Lender may, in Lender’s sole discretion (i) terminate any or all Loans and correspondingly terminate its obligations to otherwise lend to or extend credit to Borrower under this Agreement, under any Note and/or any other Loan Document, without prior notice to Borrower, and/or (ii) increase the amount of interest payable on any Loan to the applicable Default Rate, and/or (iii) increase any or all fees payable to Borrower under this Agreement that may be increased upon the occurrence of an Event of Default pursuant to the terms of this Agreement, and/or (iv) demand payment in full of all or any portion of the Obligations or any Note (whether or not payable on demand prior to such Event of Default), and/or (v) take all other and further actions and avail itself of any and all rights, powers, remedies and privileges available to Lender under this Agreement, any other Loan Document, under law or in equity.

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(b) Obligations Immediately Due. Notwithstanding the provisions of Section 9.3(a) immediately above, upon the occurrence of any Event of Default described in Section 9.1(f) or Section 9.1(g), without notice, demand or other action by Lender (i) all of Borrower’s Obligations to Lender, including but not limited to, all outstanding and unpaid principal of each Loan, interest due thereon, and all fees, costs and expenses payable with respect thereto, shall immediately become due and payable whether or not payable on demand prior to such Event of Default, and (ii) all interest payable on the Obligations shall immediately increase to the applicable Default Rate, and (iii) all fees payable to Borrower under this Agreement that may be increased upon the occurrence of an Event of Default shall immediately increase to their applicable amount after an Event of Default, (iv) all obligations to lend to or extend credit to Borrower under this Agreement, under any Note and/or any other Loan Document shall immediately terminate, and (v) Lender may take all other and further actions and avail itself of any and all rights, powers, remedies and privileges available to Lender under this Agreement, any other Loan Document, under law or in equity.

9.4. Rights and Remedies with Respect to Collateral. Without limiting any rights, powers, remedies or privileges Lender may have pursuant to this Agreement, under applicable law or otherwise, and in addition to all rights, powers, remedies and privileges granted to Lender as a Secured Party under the UCC, under applicable law or otherwise upon the occurrence and during the continuation of an Event of Default:

(a) Notification of Account Debtors. (i) Lender may, and without any notice to, consent of or any other action by Borrower (such notice, consent or other action being expressly waived), notify Account Debtors of Lender’s security interest in and to Accounts and Receivables and direct Account Debtors to make payment directly to Lender without notice to, consent of, or any other action by Borrower, or (ii) Borrower, at the request of Lender, shall notify Account Debtors of Lender’s security interest in Borrower’s Accounts and Receivables and direct Account Debtors to make payment directly to Lender. Borrower hereby authorizes Account Debtors to make payments directly to Lender and to rely on notice from Lender without further inquiry. Lender may on Borrower’s behalf endorse all items of payment received by Lender that are payable to Borrower for the purposes described above.

(b) Collections; Modifications of Terms. Lender may but shall be under no obligation to (i) notify all appropriate parties that the Collateral, or any part thereof, has been assigned to Lender; (ii) demand, sue for, collect and give receipts for and take all necessary or desirable steps to collect any Collateral or Proceeds in its or Borrower’s name, and apply any such collections against the Obligations in such amounts and in such order as Lender determines in Lender’s sole discretion; (iii) take control of any Collateral and any cash and non-cash Proceeds of any Collateral; (iv) enforce, compromise, extend, renew settle or discharge any rights or benefits of Borrower with respect to or in and to any Collateral, or deal with the Collateral as Lender may deem advisable; and (v) make any compromises, exchanges, substitutions or surrenders of Collateral Lender deems necessary or proper in its sole discretion, including without limitation, extending the time of payment, permitting payment in installments, or otherwise modifying the terms or rights relating to any of the Collateral, all of which may be effected without notice to, consent of, or any other action of Borrower and without otherwise discharging or affecting the Obligations, the Collateral or the security interests granted to Lender under this Agreement or any other Loan Document.

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(c) Insurance. Lender may file proofs of loss and claim with respect to any of the Collateral with the appropriate insurer, and may endorse in its own and Borrower’s name any checks or drafts constituting Proceeds of insurance. Any Proceeds of insurance received by Lender may be applied by Lender against payment of all or any portion of the Obligations as Lender may elect in its sole discretion.

(d) Possession and Assembly of Collateral. Lender may take possession of the Collateral and/or without removal render Borrower’s Equipment unusable. Upon Lender’s request, Borrower shall assemble the Collateral and make it available to Lender at a place or places to be designated by Lender that is reasonably convenient to Lender and Borrower.

(e) Set-off. Lender may, and without any notice to, consent of or any other action by Borrower (such notice, consent or other action being expressly waived), set-off or apply (i) any and all deposits (general or special, time or demand, provisional or final) at any time held by or for the account of Lender, and/or (ii) any Indebtedness at any time owing by Lender or any Affiliate of Lender or any participant in the Loans to or for the credit or the account of Borrower, to the repayment of the Obligations irrespective of whether any demand for payment of the Obligations has been made.

(f) Disposition of Collateral.

(i) Sale, Lease, etc. of Collateral. Lender may, without demand, advertising or notice, all of which Borrower hereby waives (except as the same may be required by the UCC or other applicable law), at any time or times in one or more public or private sales or other dispositions, for cash, on credit or otherwise, at such prices and upon such terms as are commercially reasonable (within the meaning of the UCC) (A) sell, lease, license or otherwise dispose of any and all Collateral, and/or (B) deliver and grant options to a third party to purchase, lease, license or otherwise dispose of any and all Collateral. Lender may sell, lease, license or otherwise dispose of any Collateral in its then-present condition or following any preparation or processing deemed necessary by Lender in its sole discretion. Lender may be the purchaser at any such public or private sale or other disposition of Collateral, and in such case Lender may make payment of all or any portion of the purchase price therefor by the application of all or any portion of the Obligations due to Lender to the purchase price payable in connection with such sale or disposition. Lender may, if it deems it reasonable, postpone or adjourn any sale or other disposition of any Collateral from time to time by an announcement at the time and place of the sale or disposition to be so postponed or adjourned without being required to give a new notice of sale or disposition; provided, however, that Lender shall provide Borrower with written notice of the time and place of such postponed or adjourned sale or disposition. Borrower hereby acknowledges and agrees that Lender’s compliance with any requirements of applicable law in connection with a sale, lease, license or other disposition of Collateral will not be considered to adversely affect the commercial reasonableness of any sale, lease, license or other disposition of such Collateral.

(ii) Application of Disposition Proceeds. Borrower shall be obligated for, and the Proceeds of any sale, lease, license or other disposition of Collateral pursuant to this paragraph (f) shall be applied (A) first to the costs of retaking, holding, preparing for disposition, processing, and disposing of Collateral, including the fees and disbursements of attorneys, auctioneers, appraisers, consultants and accountants employed by Lender in connection with the foregoing, and then (B) to the payment of the Obligations in whatever order Lender may elect. Borrower shall remain liable for all amounts of the Obligations remaining unpaid as a result of any deficiency of the Proceeds of the sale, lease, license or other disposition of Collateral after such Proceeds are applied as provided in the foregoing sentence. Lender shall pay any Proceeds of the sale, lease, license or other disposition of Collateral remaining after application as provided in clause (A) and (B), above, in accordance with the applicable provisions of the UCC.

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(iii) Warranties; Sales on Credit. Lender may sell, lease, license or otherwise dispose of the Collateral without giving any warranties and may specifically disclaim any and all warranties, including but not limited to warranties of title, possession, merchantability and fitness. Borrower hereby acknowledges and agrees that Lender’s disclaimer of any and all warranties in connection with a sale, lease, license or other disposition of Collateral will not be considered to adversely affect the commercial reasonableness of any such disposition of the Collateral. If Lender sells, leases, licenses or otherwise disposes of any of the Collateral on credit, Borrower will be credited only with payments actually made by the recipient of such Collateral and received by Lender and applied to the Obligations. If any Person fails to pay for Collateral acquired pursuant to this paragraph (f) on credit, Lender may re-offer the Collateral for sale, lease, license or other disposition.

(g) Election of Remedies for Non-Collateral Property. Notwithstanding Lender’s Lien in and to the Collateral, to the extent that the Obligations are now or are hereafter secured by any Property other than the Collateral, or by the guaranty, endorsement, assets or Property of any other Person, Lender shall have the right in Lender’s sole discretion to determine which rights, remedies, powers, privileges, security, or Liens Lender may at any time pursue, foreclose upon, relinquish, subordinate, modify or take any other action with respect to, without in any way impairing, modifying or affecting any of Lender’s other rights, remedies, powers, privileges, security, or Liens with respect to such Property, or any of Lender’s rights, remedies, powers or privileges under this Agreement or any other Loan Document.

(h) Lender’s Obligations. Borrower agrees that Lender shall not have any obligation to preserve rights to any Collateral against prior parties or to marshal any Collateral of any kind for the benefit of any other creditor of Borrower or any other Person. Lender shall not be responsible to Borrower for loss or damage resulting from Lender’s failure to enforce its security interests or collect any Collateral or Proceeds or any monies due or to become due under the Obligations or any other liability or obligation of Borrower to Lender.

(i) Waiver of Rights by Borrower. Except as may be otherwise specifically provided in this Agreement, Borrower waives, to the extent permitted by law, all bonds, security or sureties required by any Governmental Rule or otherwise as an incident to Lender’s taking of possession of, or sale, lease, license or other disposition of, any Collateral. Borrower authorizes Lender, upon the occurrence of an Event of Default to enter upon any premises owned by or leased to Borrower where the Collateral is kept, without obligation to pay rent or for use and occupancy, through self help, without judicial process and without having first given notice to Borrower or obtained an order of any court, and peacefully retake possession thereof by securing at or removing same from such premises.

ARTICLE 10. GENERAL PROVISIONS.

10.1. Rights and Remedies Cumulative. Lender’s rights, powers, remedies and privileges under this Agreement (specifically including all rights, powers, remedies and privileges of Lender under ARTICLE 9) shall be cumulative and not alternative or exclusive, irrespective of any other rights, powers, remedies or privileges that may be available to Lender under any other Loan Document, by operation of law or otherwise, and may be exercised by Lender at such time or times and in such order as Lender in Lender’s sole discretion may determine, and are for the sole benefit of Lender. No course of dealing and no delay or failure of Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall (a) affect any other or future exercise thereof, or (b) operate as a waiver thereof, (c) preclude Lender from exercising, or operate as a waiver of, any other right, power, remedy or privilege of Lender under this Agreement or any other Loan Document, or (d) result in liability to Lender or Lender’s Affiliates or their respective members, managers, shareholders, directors, officers, partners, employees, consultants or agents. No single or partial exercise by Lender of any right, power, remedy or privilege under this Agreement or any other Loan Document, or any abandonment or discontinuance of steps to enforce such a right, power, remedy or privilege, shall preclude any further exercise thereof or of any such other right, power, remedy or privilege.

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10.2. Reinstatement. Lender’s rights, powers, remedies and privileges under this Agreement and the agreements, covenants, liabilities and obligations of Borrower set forth in this Agreement (including, but not limited to, Full Payment of the Obligations, and all Liens granted to Lender under this Agreement) shall continue to be effective, or be reinstated, as the case may be, if at any time (a) any payment in respect of the Obligations is rescinded or must otherwise be restored or returned by Lender by reason of any bankruptcy, reorganization, arrangement, composition or similar proceeding or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Borrower or any other Person, or any Property of Borrower or any other Person, or otherwise, all as though such payment had not been made. Furthermore, to the extent that Borrower, any Guarantor or any other Person makes a payment or payments to Lender, or Lender enforces any right, power, remedy, privilege, or Lien or exercises any right of setoff, granted to Lender under this Agreement or any other Loan Document, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all rights, powers, remedies, privileges, or Lien, granted to Lender under this Agreement, under any other Loan Document, and under applicable law, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred, or (b) Lender or any “Indemnitee” suffers or incurs any “Indemnified Liability” (as such terms are defined in Section 10.12 and Lender and/or such Indemnitee is not promptly reimbursed for the full amount of such Indemnified Liability, or (c) any expense, tax, assessment, charge or levy to be reimbursed by Borrower pursuant to Section 10.8 is not promptly paid to Lender in full.

10.3. Successors and Assigns. This Agreement is entered into for the benefit of the parties hereto and their successors and assigns and shall be binding upon the parties, their successors and assigns. Lender shall have the right, without the necessity of any consent, authorization or other action by Borrower, to sell, hypothecate, assign, securitize or grant participations in all or a portion of Lender’s interest in the Loans and the Loan Documents to other financial institutions or other Persons of Lender’s choice and on such terms as are acceptable to Lender in Lender’s sole discretion. Borrower shall not assign, exchange or otherwise hypothecate this Agreement, or any rights, liabilities or obligations under this Agreement, in whole or in part, without the prior written consent of Lender, which consent may be granted or withheld in Lender’s sole discretion, and any attempted assignment, exchange or hypothecation without Lender’s written consent shall be void and be of no effect.

10.4. Notice. Wherever this Agreement provides for notice to any party (except as expressly provided to the contrary), it shall be given by messenger, facsimile, certified U.S. mail with return receipt requested, or nationally recognized overnight courier with receipt requested, effective when either received or receipt rejected by the party to whom addressed, and shall be addressed as provided in the Disclosure Schedule, or to such other address as the party affected may hereafter designate.

10.5. Strict Performance. The failure by Lender at any time to require Borrower’s strict compliance with or performance of any provision of this Agreement shall not waive, affect, impair or diminish any right of Lender thereafter to demand Borrower’s strict compliance with and performance of such provision. Any suspension or waiver by Lender of any Default or Event of Default shall not suspend, waive or affect any other Default or Event of Default, whether the same is prior or subsequent to such suspension or waiver and whether of the same or a different type.

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10.6. Waiver. Borrower waives presentment, protest, notice of dishonor and notice of protest with respect to any Document or Instrument on or for which it may be liable to Lender as maker, endorser, guarantor or otherwise (including but not limited to this Agreement and each Note).

10.7. Construction of Agreement. The parties hereto agree that the terms, provisions and language of this Agreement were the result of negotiations between the parties, and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against either party. Any controversy over the construction of this Agreement shall be decided without regard to events of authorship or negotiation.

10.8. Expenses; Taxes.

(a) Borrower shall reimburse Lender for all reasonable expenses incurred by Lender in connection with the transactions contemplated by this Agreement or the other Loan Documents, including, without limitation, fees in connection with any bank account, the Lockbox, the Blocked Account, wire charges, automatic clearing house fees and other similar costs and expenses incurred by Lender in carrying out the transactions contemplated by this Agreement.

(b) If, at any time or times prior or subsequent to the Effective Date, regardless of any of the transactions contemplated by this Agreement are concluded, or whether or not a Default or an Event of Default then exists, Lender employs counsel for advice or other representation, incurs legal fees or expenses, consulting fees or expenses, fees, costs or expenses of external professionals engaged by Lender, or other out-of-pocket costs or expenses in connection with: (i) the exercise of any right, power, remedy or privilege of Lender described in this Agreement or any other Loan Document; (ii) the negotiation and preparation of this Agreement or any other Loan Document, or any amendment, modification or restatement of this Agreement or any other Loan Document; (iii) the administration of this Agreement or any other Loan Document and the transactions contemplated hereby and thereby; (iv) periodic field exams or audits and appraisals performed by Lender as limited by the terms hereof; (v) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Lender, Borrower or any other Person) in any way relating to the Collateral, this Agreement or any other Loan Document or Borrower’s business or affairs; (vi) the establishment, attachment, perfection or protection of any Lien on the Collateral; (vii) any attempt to enforce any right, power, remedy or privilege of Lender against Borrower or any other Person who may be obligated to Lender by virtue of this Agreement or any other Loan Document including, without limitation, Account Debtors, including but not limited to, collection of all or any portion of the Obligations; or (viii) any attempt to inspect, verify, protect, preserve, restore, collect, sell, lease, license, liquidate or otherwise dispose of or realize upon the Collateral; then, in any such event, all reasonable attorneys’ fees arising from such services and all expenses, costs and charges of such counsel, all fees, costs, expenses and charges of consultants and professionals engaged by Lender, and all other costs and out-of-pocket expenses of Lender relating to any of the events or actions described above shall be payable by Borrower to Lender, and shall be additional Obligations under this Agreement secured by the Collateral.

(c) Additionally, if any tax, levy or charge (including any intangibles tax, stamp tax or recording tax but excluding any tax based on the income or revenues of Lender) shall be imposed upon or payable by Lender in connection with the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any other Loan Document, or the creation of any of the Obligations under this Agreement (i) Borrower will pay (or will promptly reimburse Lender for the payment of) all such taxes, levies and charges including, but not limited to, any interest and penalties thereon, (ii) following receipt of notice from Lender regarding the claim for payment of, or imposition of, any such tax, levy or charge, with the consent of Lender, which consent may not be unreasonably withheld, conditioned or delayed, Borrower shall have the right, at its own cost and expense, to contest the imposition of such tax, levy or charge, and with the consent of the Lender, which consent may not be unreasonably withheld, conditioned or delayed, to compromise or settle such claim for such tax, levy or charge and pay the same following such compromise or settlement, and (iii) in any circumstance described in clause (i) or (ii) above, Borrower will indemnify, defend and hold Lender harmless from and against any liability in connection therewith.

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(d) Borrower’s obligations under this Section 10.8 shall survive termination of Lender’s commitment to make Loans and Advances hereunder and the termination of this Agreement.

10.9. Interest, Fees and Reimbursements Charged to Revolving Credit. Borrower agrees that Lender may (a) charge all interest, fees, costs and expenses payable by Borrower to Lender pursuant to the terms of this Agreement and the other Loan Documents (including any amount paid by Lender and required to be reimbursed by Borrower pursuant to the provisions of Section 10.8) to the Revolving Credit, (b) pay such amounts to Lender from the proceeds of the Revolving Credit, and (c) treat each such payment as an Advance of the Revolving Credit on the date the proceeds of an Advance described immediately above are paid to Lender.

10.10. Marketing and Advertising. Borrower hereby authorizes and gives permission for Lender and Lender’s Affiliates to use the legal or fictional company name, logo, trademark and/or personal quotes in connection with promotional materials that Lender may disseminate to the public relating to Lender’s relationship with Borrower. Promotional materials may include, but are not limited to, brochures, video tapes, emails, internet websites, advertising in newspapers and/or other periodicals, lucites, pictures and photographs. Lender shall provide Borrower with a copy of promotional materials prepared by Lender or Lender’s Affiliates prior to making such promotional materials available to the public.

10.11. Waiver of Right to Jury Trial. Borrower and Lender recognize that in matters related to the Loans, this Agreement and/or the other Loan Documents, and as each may be subsequently modified and/or amended, either party may be entitled to a trial in which matters of fact are determined by a jury (as opposed to a trial in which such matters are determined by a judge, magistrate, referee or other elected or appointed decider of facts). By executing this Agreement, Lender and Borrower will give up their respective right to a trial by jury. Borrower and Lender each hereby expressly acknowledges that this waiver is entered into to avoid delays, minimize trial expenses, and streamline the legal proceedings in order to accomplish a quick resolution of claims arising under or in connection with this Agreement, the other Loan Documents, the Loan(s), the Note(s) and the transactions contemplated by this Agreement.

(a) WAIVER OF JURY TRIAL. TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, BORROWER AND LENDER EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT BORROWER OR LENDER MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION, ACTION, SUIT OR PROCEEDING, DIRECTLY OR INDIRECTLY, AT ANY TIME ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, ANY LOAN, ANY NOTE, ANY LOAN DOCUMENT OR ANY TRANSACTION CONTEMPLATED BY THIS AGREEMENT, BEFORE OR AFTER MATURITY.

(b) CERTIFICATIONS. BORROWER HEREBY CERTIFIES THAT NEITHER ANY REPRESENTATIVE NOR AGENT OF LENDER NOR LENDER’S COUNSEL HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT LENDER WOULD NOT, IN THE EVENT OF ANY LITIGATION, ACTION SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER. BORROWER ACKNOWLEDGES THAT LENDER HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATION HEREIN.

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10.12. Indemnification by Borrower. Borrower hereby covenants and agrees to indemnify, defend (with counsel selected by Lender) and hold harmless Lender, Lender’s Affiliates and their respective servicers, members, managers, directors, shareholders, officers, partners, employees, attorneys, consultants and agents (collectively, the “Indemnitees”) from and against any and all claims, damages, liabilities, reasonable costs and expenses (including, without limitation, actual attorney’s fees and expenses and other costs of investigation or defense, including those incurred upon any appeal), which may be incurred by or asserted against any Indemnitee (whether for breach of contract, in tort or under any other theory of liability) in connection with or as a result of credit having been extended, suspended or terminated under this Agreement or the other Loan Documents or with respect to the execution, delivery, enforcement, performance or administration of, or in any other way arising out of relating to, this Agreement or the other Loan Documents or any other documents or transactions contemplated by or referred to in this Agreement, or any action or failure to act with respect to any of the foregoing, including any and all product liabilities, environmental liabilities, taxes and legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents, the correctness, validity or genuineness of any Instrument or Document that may be released or endorsed to Borrower by Lender (which shall automatically be deemed to be without recourse to Lender in any event), the existence, character, quantity, quality, condition, value or delivery of any Goods purporting to be represented by any such Instruments or Documents, or any broker’s commission, finder’s fee or similar charge or fee payable by Borrower in connection with the Loans and the transactions contemplated by this Agreement (collectively, the “Indemnified Liabilities”), except to the extent that any such Indemnified Liability is determined by a court of competent jurisdiction in a final non-appealable judgment to have resulted from such Indemnitee’s gross negligence or willful misconduct. BORROWER, FOR ITSELF AND FOR ALL SUCCESSORS, ASSIGNS, THIRD PARTY BENEFICIARIES AND ALL OTHER PERSONS THAT MAY ASSERT CLAIMS DERIVATIVELY THROUGH SUCH PARTY, HEREBY WAIVES ANY AND ALL CLAIMS FOR INDEMNIFIED LIABILITIES AGAINST ALL INDEMNITEES EXCEPT TO THE EXTENT THAT ANY SUCH INDEMNIFIED LIABILITY IS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL, NON-APPEALABLE JUDGMENT TO HAVE RESULTED FROM SUCH INDEMNITEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. NO INDEMNITEE SHALL BE RESPONSIBLE OR LIABLE TO BORROWER, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR ANY ACT OR FAILURE TO ACT UNDER ANY POWER OF ATTORNEY OR FOR INDIRECT PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES THAT MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER. THE PROVISIONS OF THIS SECTION 10.12 SHALL SURVIVE TERMINATION OF LENDER’S COMMITMENT TO MAKE LOANS AND ADVANCES HEREUNDER AND THE TERMINATION OF THIS AGREEMENT.

10.13. Savings Clause for Indemnification. To the extent that Borrower’s undertaking to indemnify, pay and hold harmless set forth in Section 10.12 above may be unenforceable because it violates any law or public policy, Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all matters referred to under Section 10.12.

10.14. Lender’s Performance. Lender shall not be responsible for any failure of any Advance to be credited to any account of Borrower (i) if such failure is caused by conditions beyond Lender’s control including, but not limited to Acts of God, restrictions of Governmental Units (including the denial or cancellation of any necessary license, registration or permit), wars, insurrections, or interruptions of telephone service or internet access caused by a service provider or resulting from the failure of a service provider’s equipment, software or personnel, and (ii) if such failure is not caused by or due to an event, occurrence or condition described in clause (i) immediately above, unless such failure is caused by or due to Lender’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment.

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10.15. Entire Agreement; Amendments; Lender’s Consent. This Agreement (including the Schedules and Exhibits) constitutes the entire agreement between Lender and Borrower with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions between Lender and Borrower, whether express or implied, oral, written, inscribed on a tangible medium or stored in an electronic or other medium, with respect to the subject matter hereof. No amendment or waiver of any provision of this Agreement, nor consent by Lender to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and Authenticated by Lender in such writing, and then such amendment, waiver or consent shall be effective only to the extent specifically set forth in such writing. No discussions, negotiations or statements, whether oral, or in electronic or other format, by Lender or between Borrower and Lender with respect to the subject matter of this Agreement or any of the other Loan Document shall be valid and binding against Lender, nor shall the same create a binding obligation on Lender to lend money or to take any other action with respect to the Loans or Borrower, unless the same is reduced to writing and Authenticated by Lender in such writing.

10.16. Cross Default; Cross Collateralization. Borrower hereby acknowledges and agrees that (a) each other Loan Document and agreement between Borrower and Lender is hereby amended, to the extent necessary, to provide that a Default or an Event of Default under this Agreement is a default or event of default, respectively, under each such Loan Document or agreement, and a default or event of default under any Loan Document or agreement between Borrower and Lender is a Default or an Event of Default, respectively, under this Agreement, and (b) the Collateral secures the Full Payment to Lender in cash and performance of the Obligations, whether now or hereafter outstanding under all other Loan Documents and agreements between Borrower and Lender, and that the Collateral and any other Property of any other Person pledged to Lender in connection with the transactions contemplated by this Agreement under any other Loan Document or agreement with Lender secures the Full Payment to Lender in cash and performance of the Obligations.

10.17. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

10.18. Severability of Provisions. Any provision of this Agreement or any of the other Loan Documents that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or the other Loan Documents or affecting the validity or enforceability of such provision in any other jurisdiction.

10.19. Governing Law; Consent to Jurisdiction.

(a) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY BORROWER AND ACCEPTED BY LENDER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF EACH NOTE DELIVERED PURSUANT HERETO WERE AND ARE DISBURSED FROM THE STATE OF NEW YORK. THE PARTIES AGREE THAT THE STATE OF NEW YORK HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND IN ALL RESPECTS, INCLUDING MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED ENTIRELY IN SUCH STATE WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD RESULT IN A GOVERNING LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK. TO THE FULLEST EXTENT PERMITTED BY LAW, LENDER AND BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT OR ANY NOTE ISSUED BY BORROWER TO LENDER IN CONNECTION HEREWITH.

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(b) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE INSTITUTED IN THE SOLE OPTION OF LENDER IN ANY FEDERAL OR STATE COURT LOCATED IN WESTCHESTER COUNTY, NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW; HOWEVER, LENDER MAY, AT ITS OPTION, COMMENCE ANY ACTION, SUIT OR PROCEEDING IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION TO OBTAIN POSSESSION OF OR FORECLOSE UPON ANY COLLATERAL, TO OBTAIN EQUITABLE RELIEF OR TO ENFORCE ANY JUDGMENT OR ORDER OBTAINED BY LENDER AGAINST BORROWER OR WITH RESPECT TO ANY COLLATERAL, TO ENFORCE ANY RIGHT, POWER, REMEDY OR PRIVILEGE UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR UNDER APPLICABLE LAW OR TO OBTAIN ANY OTHER RELIEF DEEMED APPROPRIATE BY LENDER, AND LENDER AND BORROWER EACH WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND LENDER AND BORROWER EACH HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER REPRESENTS AND ACKNOWLEDGES THAT IT HAS REVIEWED THIS CONSENT TO JURISDICTION PROVISION WITH ITS LEGAL COUNSEL, AND HAS MADE THIS WAIVER KNOWINGLY AND VOLUNTARILY, WITHOUT COERCION OR DURESS.

10.20. Rules of Construction. The terms “herein”, “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph, or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” The section titles, table of contents, and list of exhibits and schedules appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All references to (a) statutes and related regulations shall include all related rules and implementing regulations and any amendments of same and any successor statutes, rules, and regulations; (b) any agreement, instrument, or other documents (including any of the Loan Documents) shall include any and all modifications and supplements thereto and any and all restatements, extensions, or renewals thereof to the extent such modifications, supplements, restatements, extensions, or renewals of any such documents are permitted by the terms thereof; (c) any Person (including Borrower or Lender) shall mean and include the successors and permitted assigns of such Person; or (d) “including” and “include” shall be understood to mean “including, without limitation,” regardless of whether the “without limitation” is included in some instances and not in others (and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters to matters similar to the matters specifically mentioned).

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

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LENDER:

ACF FINCO I LP

By:	/s/ John Nooney
Name:	John Nooney
Its:	Managing Director
Effective Date: August 31, 2016

BORROWER:

JOHN KEELER & CO. INC.

By:	/s/ John Keeler
Name:	John Keeler
Its:	CEO
Date:	August 31, 2016

DEFINITIONS SCHEDULE

“Additional Specified Subordinated Indebtedness” means subordinated Indebtedness in an amount not less than $500,000 incurred by Borrower pursuant to loans made to it by Specified Subordinated Creditor, evidenced by a promissory note or other instrument in form and substance acceptable to Lender.

“Advance” means each principal amount of the Revolving Credit delivered to Borrower in connection with a Notice of Borrowing, and each other amount charged to the principal of the Revolving Credit pursuant to this Agreement.

“Affiliate” of a Person means a “Person related to” such Person as defined in Sections 9-102(62) and 9-102(63) of the UCC, and for purposes of this Agreement also includes any employee of such Person, and any entity controlled by or under common control with any such employee. For purposes of this definition the term “control” as used in Section 9-102(63) of the UCC means the possession, directly or indirectly, of the power to direct or cause the direction of the management and/or policies of a Person, whether through the ownership of voting stock or other equity interests, by agreement or otherwise.

“Anti-Terrorism Laws” shall mean any and all laws, regulations, rules, orders, etc. in effect from time to time relating to anti-money laundering and terrorism, including, without limitation, Executive Order No. 13224 (effective September 24, 2001) and the USA Patriot Act (Pub. L. No. 107-56 (Oct. 12, 2001)).

“Bacolod” means Bacolod Blue Star Export Corp., a Philippine corporation.

“Banking Day” means a day on which commercial banks are not authorized or required to close in New York State.

[Loan and Security Agreement]

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. § 101, et seq.), as amended.

“Blocked Person” shall mean (a) any person (i) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 or any other applicable regulations of the U.S. Department of Treasury Office of Foreign Asset Control or any successor agency (“OFAC”), (ii) owned or controlled by, or acting for or on behalf of, any person listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 or other applicable OFAC regulations, (iii) with which Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (iv) that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224 or other applicable OFAC regulations, (v) that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list, or (vi) that is named a “denied person” on the most current list published by the U.S. Commerce Department, (b) an agency of the government of a Sanctioned Country, (c) an organization controlled by a Sanctioned Country, or (d) a person resident in a Sanctioned Country to the extent subject to a sanctions program administered by OFAC.

“Borrowing Base” means, at any time, an amount equal to:

(a) an amount not to exceed eighty-five percent (85%) of the aggregate amount of Eligible Receivables at such time; plus

(b) the least of (i) $10,000,000, (ii) seventy-five percent (75%) of the Value of Eligible Inventory at such time, and (iii) eighty-five percent (85%) of the NOLV of Eligible Inventory, and

(c) the aggregate amount of all Reserves in effect at such time;

provided, however, that the portion of the Borrowing Base calculated on any date with reference to (I) Eligible Inventory shall not exceed seventy-five percent (75%) of the total Borrowing Base, and (II) Eligible In-Transit Inventory shall not exceed $3,500,000.

For purposes of determining the amount to be advanced against Inventory in calculating the Borrowing Base as described above, the “Value” of Inventory shall mean the lesser of cost or the fair market value of such Inventory, and all amounts of an item of Inventory maintained by Borrower at any time exceeding the average amount of such item sold by Borrower during the preceding twelve (12) consecutive calendar months shall be disregarded.

“Borrowing Base Certificate” means a certificate in the form of Exhibit B prepared by Borrower.

“Borrowing Capacity” means, with respect to the Revolving Credit, at any time, an amount equal to (a) the lesser of (i) the Revolving Credit Limit, or (ii) the Borrowing Base at such time, minus (b) the Borrowing Capacity Block at such time.

“Borrowing Capacity Block” means an amount equal to $500,000 which, after Borrower’s receipt of the Additional Specified Subordinated Indebtedness, is subject to the following reductions:

(a) if Borrower achieves year-to-date EBITDA for Fiscal Year 2016 (as reported in the financial statements required by Section 6.5) of at least $250,000, a reduction to $375,000 on the first day of the calendar month following Lender’s receipt of such financial statements and at all times thereafter (unless further reduced as set forth in paragraph (b) below), and

(b) if Borrower achieves year-to-date EBITDA for Fiscal Year 2016 (as reported in the financial statements required by Section 6.5) of at least $500,000, a reduction (or further reduction, if applicable) to $250,000 on the first day of the calendar month following Lender’s receipt of such financial statements and at all times thereafter, and

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(c) Beginning with the calendar month ending December 31, 2016 and as of the last day of any month thereafter, if Borrower achieves EBITDA (as reported in the financial statements required by Section 6.5) for any trailing six (6) month period of at least $600,000, a reduction (or further reduction, if applicable) to $250,000 on the first day of the calendar month following Lender’s receipt of such financial statements and at all times thereafter.

“Capital Expenditures” means for any period, as determined in accordance with GAAP, the dollar amount of gross expenditures (including obligations under capital leases) made or incurred for fixed assets, real property, plant and equipment, and all renewals, improvements and replacements thereto (but not repairs thereof) during such period.

“Charter Documents” means (a) with respect to a corporation, such corporation’s certificate or articles of incorporation (as applicable) and bylaws in effect on the Effective Date, and as the same may be amended, restated or otherwise modified after the date hereof, (b) with respect to a partnership, such partnership’s articles or certificate of formation or certificate of partnership (as applicable) or other certificate required to be filed with any Governmental Unit in order to form such partnership, and partnership agreement in effect on the Effective Date, and as the same may be amended, restated or otherwise modified after the date hereof, and (c) with respect to a limited liability company or limited liability partnership, such limited liability company’s or limited liability partnership’s articles or certificate of formation (as applicable) and limited liability company agreement, limited liability partnership agreement or operating agreement (as applicable) in effect on the Effective Date, and as the same may be amended, restated or otherwise modified after the date hereof.

“Code” means the United States Internal Revenue Code (26 U.S.C. §1, et seq.), as the same may be amended.

“Collateral” means all of Borrower’s right, title and interest in and to the following, wherever located and whether owned on the Effective Date or thereafter acquired, whether owned or held by Borrower or by any other Person in any manner for Borrower’s account (and specifically includes all accessions to, substitutions for and all replacements, products and cash and non-cash proceeds of all of the following): all cash, Money (as defined in Section 1-201(24) of the UCC), Accessions, Accounts (including without limitation all Receivables and unearned premiums with respect to insurance policies insuring any of the Collateral and claims against any Person for loss of, damage to, or destruction of any or all of the Collateral), Certificates of title, Chattel Paper, Commercial Tort Claims (specifically including all Commercial Tort Claims arising from or in connection with the matters described in the attached Disclosure Schedule), Deposit Accounts, Documents (including but not limited all to books and records, and all recorded data of any kind or nature, regardless of the medium of recording, including, without limitation, writings, plans, specifications, schematics customer lists, credit files, computer programs, printouts and other computer materials and records of Borrower pertaining to any of the items or subject matter described in this paragraph), Equipment, General Intangibles, Goods, Health-Care-Insurance Receivables, Instruments, Inventory, Investment Property, Letter-Of-Credit Rights, Proceeds, Records, Software and Supporting Obligations, all rights to payment for money or funds advanced or sold, and all monies or other Property of any kind now or at any time or times hereafter in the possession or under the control of Lender or any Affiliate of Lender or any representative, agent or correspondent of Lender pertaining to any of the items or subject matter described in this paragraph, and to the extent not otherwise included in the foregoing, all other property in which a security interest may be granted under the UCC or which may be delivered to and held by Lender pursuant to the terms hereof. Notwithstanding the foregoing, if on or prior to the Effective Date Borrower has not obtained the written consent of a Governmental Unit necessary to permit the assignment of any Document, Instrument, Chattel Paper, contract or agreement by and between Borrower and any Governmental Unit (a “Government Contract”) in connection with the granting by Borrower to Lender of the security interests described herein, the Collateral and Lender’s security interests described herein shall specifically exclude each such Government Contract, and all of Borrower’s rights, title and interests therein, however, in such case the Collateral and Lender’s security interests granted herein shall specifically include and shall be limited to all Accounts and Receivables in connection with such Government Contract and all of Borrower’s rights, title and interests in and to such Accounts and Receivables, and all such Accounts and Receivables shall be considered as Collateral for purposes hereof. Notwithstanding anything contained in this Agreement or the other Loan Documents to the contrary, the term “Collateral” shall not include the following:

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(a) Borrower’s rights or interests in or under any license, contract or agreement to the extent, but only to the extent that such a grant would, under the terms of such license, contract or agreement, constitute or result in a breach or default under such license, contract or agreement (other than to the extent that any such term has been waived or would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions)), provided that (A) immediately upon either (i) an Event of Default pursuant to Section 9.1(f) or Section 9.1(g) or (ii) the ineffectiveness, lapse, termination or waiver of any such term, the Collateral shall include, and Borrower shall be deemed to have granted a security interest as of the Effective Date in all such rights and interests as if such term had never been in effect, and (B) to the extent that any such lease, license, contract or agreement would otherwise constitute Collateral (but for the provisions of this paragraph), all Receivables or other amounts due and payable or to become due and payable from Borrower’s performance under such license, contract or agreement and all proceeds resulting from the sale or disposition by Borrower of any rights of Borrower under such license, contract or agreement shall constitute Collateral, or

(b) any real property, or

(c) any Equity Interests in Borrower which Guarantor is prohibited from pledging under the terms of any settlement agreement entered into in connection with, or court order issued in, case number 07-29085 FC (28) pending in the Circuit Court of the 11th Judicial Circuit in and for Miami-Dade County Florida, styled as In re: The Marriage of Maria Fernanda Keeler and John R. Keeler.

“Compliance Certificate” means a certificate in the form of Exhibit C prepared by Borrower.

“Contract Year” means initially the period of twelve (12) consecutive calendar months commencing on the Effective Date, and thereafter each period of twelve (12) consecutive calendar months commencing on the annual anniversary of the Effective Date.

“Default” means each event, occurrence or condition, or series of events, occurrences or conditions (individually and collectively, an “Occurrence”), that would constitute an Event of Default as defined in Section 9.1, disregarding (a) all requirements of notice to be delivered to Borrower under this Agreement in connection with such Occurrence as a condition to the existence of such prospective Event of Default, and (b) all periods of time, grace or cure under this Agreement that must pass prior to the existent of such prospective Event of Default.

“Default Rate” means an annualized rate of interest that is equal to three percent (3.00%) more than the Revolving Credit Rate.

“Eastern Time” means North American Eastern Standard Time, including Eastern standard time when observing standard time, and Eastern daylight time when observing daylight saving time.

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“EBITDA” means, for any period, (a) Borrower’s total income before interest expense, taxes, depreciation, amortization and fees, costs and expenses paid or payable by Borrower with respect to the Obligations for such period, plus (b) any restructuring, consulting or attorneys’ fees actually paid by Borrower to Conway MacKenzie or Frost Brown and Todd LLC during such period which directly relate to Borrower’s restructuring, plus (c) any early termination, exit or accommodation fee charged by AloStar Bank of Commerce and actually paid by Borrower during such period, plus (d) any legal fees charged by AloStar Bank of Commerce and actually paid by Borrower during such period, in each case calculated in accordance with GAAP, consistently applied and determined as of and at the end of such period; provided, that for each of the months listed below, EBITDA for such month, and year-to-date EBITDA for the period beginning January 1, 2016 through the last day of such month, shall be deemed to be the amount corresponding thereto:

Month	EBITDA for such Month	Year to Date EBITDA
January 31, 2016	$(87,183)	$(87,183)
February 29, 2016	$27,248	$(59,935)
March 31, 2016	$(37,480)	$(97,415)
April 30, 2016	$(36,600)	$(134,015)
May 31, 2016	$66,639	$(67,376)
June 30, 2016	$138,873	$71,497
July 31, 2016	$120,844	$192,340

For purposes of this Agreement, adjustments to EBITDA for any period with respect to extraordinary items of income and expense during such period shall be made by Lender in its sole discretion.

“Eligible In-Transit Inventory” means Inventory that meets all of the criteria for Eligible Inventory except that it constitutes In-Transit Inventory, but only if:

(a) title and risk of loss with respect to such Inventory has passed to Borrower on or before such date;

(b) Borrower is in default of any of its obligations to the Vendor thereof (whether related to such Inventory or otherwise), and such Vendor does not have any right on such date, under applicable law or pursuant to any document relating to the sale of such Inventory, to reclaim, divert the shipment of, reroute, repossess, stop delivery of or otherwise assert any Lien rights or title retention with respect to such Inventory;

(c) all inspection or other requirements of law in the country of origin that are applicable to such Inventory and are a prerequisite to the shipment thereof have been satisfied;

(d) such Inventory is fully insured by Borrower in such amounts, with such insurance companies and subject to such deductibles as are satisfactory to Lender (including, without limitation, marine cargo insurance) and in respect of which Lender has been named as first lender loss payee pursuant to a loss payable endorsement satisfactory to Lender;

(e) such Inventory complies in all material respects with all United States laws concerning food safety and other similar laws applicable to such Inventory;

(f) such Inventory is in the possession of a common carrier, which is not an Affiliate of such Vendor or Borrower;

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(g) such Inventory is evidenced by a tangible negotiable bill of lading that (i) is issued by such carrier to the order of Borrower (or, if otherwise required by Lender in its discretion, to the order of Lender), (ii) covers only such Inventory, (ii) for all bills of lading issued on or after October 1, 2016, bears a conspicuous notation on its face of Lender’s security interest therein and lists Lender as a notify party (unless such bill of lading is issued to the order of Lender), and (iv) is otherwise in form and substance satisfactory to Lender;

(h) all original counterparts of the bill of lading covering such Inventory are in the United States and are in the possession of Lender or an Eligible Logistics Provider no later than three (3) Banking Days after Borrower’s receipt from the Vendor of such Inventory or the carrier engaged by such Vendor with respect to such Inventory;

(i) such Inventory is not subject to a hold by the U.S. Food and Drug Administration or any other Governmental Unit for more than 30 calendar days, whether for inspection purposes or otherwise; and

(j) such Inventory has not been in transit for more than 75 calendar days.

“Eligible Inventory” means Inventory that Borrower has identified and described to Lender and that is in all other respects acceptable to Lender in Lender’s permitted discretion, and that meets all of the following criteria on the date of any Advance or Loan based thereon and on each day thereafter while any Obligation is outstanding:

(a) the Inventory consists of saleable and non-obsolete refrigerated or frozen seafood finished goods acquired by Borrower in the Ordinary Course of Business of Borrower; and

(b) the Inventory does not consist of packaging supplies, labels or maintenance items; and

(c) the Inventory shall not have been in Borrower’s possession or control for a period of more than twelve (12) calendar months in the case of refrigerated Inventory or eighteen (18) calendar months in the case of frozen Inventory; and

(d) Borrower is the sole owner of the Inventory; none of the Inventory is being held or shipped by Borrower on a consignment or approval basis; Borrower has not sold, assigned or otherwise transferred all or any portion thereof; and none of the Inventory is subject to any claim or Lien (other than a Permitted Lien); and

(e) if any of the Inventory is represented or covered by any Certificate Of Title, Instrument, Document or Chattel Paper, Borrower is the sole owner of each such Certificate Of Title, Instrument, Document or Chattel Paper, each of which is in the possession of Borrower (or, for all Documents consisting of bills of lading, in the possession of an Eligible Logistics Provider no later than three (3) Banking Days after Borrower’s receipt thereof), none of which has been sold, assigned or otherwise transferred, and none of which is subject to any claim or Lien; and

(f) the Inventory is not In Transit Inventory unless it is Eligible In-Transit Inventory;

(g) unless it is Eligible In-Transit Inventory, the Inventory is subject to Borrower’s contract or sole possession, is located at a facility described on the Disclosure Schedule that is (i) owned, operated or used by Borrower, or (ii) if located at a facility that is not owned by Borrower, (A) the landlord, warehouseman or bailee of such facility has delivered a waiver in form and substance acceptable to Lender in Lender’s permitted discretion and (B) if a warehouseman or bailee, such Person is otherwise acceptable to Lender in permitted discretion (it being understood that Los Angeles Cold Storage is acceptable to Lender);

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(h) any representation contained in this Agreement with respect to such Inventory or with respect to whether such Inventory is Eligible Inventory was inaccurate when made; and

(i) Lender has a valid and perfected first priority security interest in the Inventory.

“Eligible Logistics Provider” means any customs broker or non-vessel operating common carrier which has its principal assets, place of organization and place of business in the United States, which is acceptable to Lender, with whom Lender has entered into an Imported Goods Agreement, and which has not asserted any adverse claim or Lien against any In-Transit Inventory.

“Eligible Receivable” means each Receivable: for which the Records and accounts are located at Borrower’s facilities where such Records are maintained as described in the Disclosure Schedule; arising out of a sale in the Ordinary Course of Business of Borrower; relating to a sale made by Borrower to a Person that is not an Affiliate of Borrower; that is not in dispute; with respect to which each representation with respect to Eligible Receivables set forth in this Agreement is accurate, and; that is acceptable to Lender in Lender’s permitted discretion. Lender may treat any Receivable as ineligible if:

(a) more than ninety (90) consecutive calendar days has passed from the original invoice date for such Receivable or sixty (60) consecutive calendar days have passed from the original due date for such Receivable; or

(b) any representation contained in this Agreement with respect to such Receivable or with respect to whether such Receivable is an Eligible Receivable was inaccurate when made; or

(c) the Account Debtor has disputed liability or made any claim with respect to such Receivable; or

(d) the Account Debtor (i) has filed a case for bankruptcy or reorganization under the Bankruptcy Code, or (ii) has had filed against it any case under the Bankruptcy Code, or (iii) has made an assignment for the benefit of creditors, or (iv) has failed, suspended business operations, become insolvent, (v) has had a receiver or a trustee appointed for all or a significant portion of its assets or affairs, or (vi) has provided notice, or Lender has received notice, of an imminent insolvency proceeding of such Account Debtor; or

(e) the Account Debtor is a supplier to or creditor of Borrower; or

(f) the Account Debtor has or asserts any right of offset with respect to such Receivable or asserts any claim or counterclaim against Borrower with respect to such Receivable; or

(g) Borrower is not the sole owner of the Receivable; Borrower has sold, assigned or otherwise transferred all or any portion thereof; or any portion of the Receivable is subject to any claim or Lien (other than a Permitted Lien); or

(h) the sale giving rise to such receivable is to an Account Debtor domiciled outside of the United States or Canada excluding the Province of Quebec (each, a “Canadian Receivables”); provided, however, that, any such Canadian Receivables shall be billed in U.S. Dollars and the aggregate amount of Canadian Receivables that constitute Eligible Receivables shall not exceed $250,000 on any date; or

(i) fifty percent (50%) or more of the Receivables of any Account Debtor and/or its Affiliates is ineligible, then all the Receivables of such Account Debtor and its Affiliates shall be treated as ineligible; or

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(j) any portion of the Eligible Receivables of the Account Debtor and/or its Affiliates exceeds twenty percent (20%) of the total amount of all Eligible Receivables, then the amount of such excess shall be treated as ineligible; provided, however, such percentage shall be (i) forty percent (40%) with respect to US Foods Holding Company and its Affiliates and (ii) thirty percent (30%) with respect to Performance Food Group Company and its Affiliates;

(k) such Receivable relates to a sale of goods or services to the United States of America, or to a Governmental unit of the United States of America, unless Borrower assigns its right to payment of such Receivable to Lender in compliance with the Assignment of Claims Act of 1940, as amended; or

(l) such Receivable relates to a sale of goods or services to any State of the United States of America, or to any Governmental Unit of any State of the United States of America, unless Borrower assigns its right to payment of such Receivable to Lender in compliance with all applicable laws, rules, regulations or administrative or judicial determinations relating to the assignment (in whole or in part) of any agreement or contract pursuant to which such sale was made; or

(m) the goods or services covered by such Receivable were shipped to the customer or performed for the customer, as applicable, prior to or after the date of the invoice giving rise to such Receivable, or such Receivable consists of a sale to an Account Debtor: on consignment; on any bill and hold basis; on any guaranteed sale, sale or return, sale on approval or other repurchase or return basis; on any billing in advance of shipment or other “pre-billing” basis; or under any payment plan, scheduled installment plan, or other extended payment terms basis, or such Receivable consists of progress billing; or

(n) the Account Debtor is located in a state in which Borrower is deemed to be doing business under the laws of such state and such state denies creditors access to its courts in the absence of Borrower’s qualification to transact business in such state or of Borrower’s filing of any reports with such state, unless Borrower has qualified as a foreign corporation authorized to do business in such state or has filed all required reports; or

(o) such Receivable is evidenced by chattel paper or an instrument of any kind which has not been assigned or endorsed and delivered to Lender, or such Receivable has been reduced to judgment; or

(p) such Receivable arises from a sale of goods or services to an individual who is purchasing such goods primarily for personal, family or household purposes; or

(q) Lender reasonably believes that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Account Debtor’s financial inability to pay; or

(r) Lender does not have a valid and perfected first priority security interest in such Receivable.

“Environmental Law” means each federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation law, statute, ordinance or code relating to the protection of any water or water vapor, any land surface or subsurface, air, fish, wildlife, biota or any other natural resources and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of “hazardous substances” and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of any Governmental Unit with respect thereto.

“Equity Interests” of a Person means such Person’s issued and outstanding equity securities, or membership, partnership or profits interests, as applicable, or debt or securities (or combinations thereof) convertible into such Person’s equity securities, or membership, partnership or profits interests, as applicable.

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“ERISA” means the Employee Retirement Income Security Act of 1974 (29 U.S.C. Ch. 18) and related sections of the Code, as amended.

“Fiscal Quarter” means the three (3) consecutive calendar month period commencing on the first day of the Fiscal Year, and each three (3) consecutive calendar month period in such Fiscal Year commencing on the day immediately following end of the preceding Fiscal Quarter.

“Fiscal Year” means a year of 365 or 366 days, as the case may be, ending on the last day of December in any calendar year.

“Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) EBITDA for such period, divided by (b) the sum of the following for such period (calculated on a pre-tax basis): (i) all regularly scheduled cash repayments of principal of the Obligations and other Indebtedness of Borrower (including the principal component of any payments in respect of capital lease obligations), whether or not actually paid or whether accrued or capitalized during such period; plus (ii) all regularly scheduled cash payments of interest payable by Borrower in respect of the Obligations and other Indebtedness (including the interest component of any payments in respect of capital lease obligations), whether or not actually paid or whether accrued or capitalized during such period; plus (iii) all fees, costs and expenses paid or payable by Borrower with respect to the Obligations (including all collateral management fees, unused line fees and other amounts other than the Facility Fee) and other Indebtedness whether or not actually paid or whether accrued or capitalized during such period; plus (iv) with respect to the Facility Fee, an amount equal to $5,833 per month to be multiplied by the number of months (of portion thereof) during such period, plus (v) Unfunded Capital Expenditures during such period, plus (vi) all cash dividends or distributions on Borrower’s equity, membership or partnership interests (as applicable) during such period, plus (vii) all taxes and Tax Distributions actually paid during such period.

“Full Payment” means the full, final and indefeasible payment in full of all of the Obligations (or, in the case of any contingent Obligations, such as letters of credit, the cash collateralization of such contingent Obligations in a manner satisfactory to Lender and to the extent of 105% of the liquidated or estimated amount of such contingent Obligations); termination of Lender’s commitments to make Loans and Advances hereunder; and release by each Borrower, Guarantor or other person obligated to pay the Obligations (and by any representative of creditors of each such Person in any bankruptcy or other insolvency proceeding of such Person) of any claims that such Person has or asserts to have against Lender or any of its Affiliates.

“GAAP” means generally accepted accounting principles consistently applied and maintained throughout the period indicated and consistent with the prior financial practice of Borrower, except for changes mandated by the Financial Accounting Standards Board or any similar accounting authority of comparable standing.

“Governmental Rules” means all federal, state and local governmental rules, ordinances and regulations applicable to Borrower or Borrower’s ownership or use of properties or the operation or conduct of its business.

“Governmental Unit” means, with respect to the government of the United States, a State of the United States or a foreign country (a “government”) (a) a subdivision, agency, department, county, parish, municipality or other unit of such government, or (b) an entity exercising executive, legislative, judicial, taxing, law enforcement, regulatory or administrative powers or functions of or pertaining to such government.

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“Guarantor” means John R. Keeler and any other Person now or hereafter guaranteeing, endorsing, acting as surety of, or otherwise becoming liable for any Obligations, but excluding a Support Party that has not otherwise also executed a guaranty agreement in favor of Lender.

“Imported Goods Agreement” means an agreement among Lender, Borrower and an Eligible Logistics Provider, that is in form and substance satisfactory to Lender and pursuant to which, among other things, the parties shall agree upon their relative rights with respect to In-Transit Inventory of Borrower.

“Indebtedness” of a Person means all obligations for borrowed money of any kind or nature, including funded debt and unfunded liabilities, contingent obligations under guaranties or letters of credit or similar financial instruments or accommodations, and all obligations for the acquisition or use of any fixed asset or improvements, including capitalized leases, which are payable over a period longer than one (1) year, regardless of the term thereof or the Person or Persons to whom the same is payable.

“In Transit Inventory” means Inventory that has been purchased by Borrower and that is being shipped or otherwise transported to Borrower from a point of origin within the continental United States or is being shipped or otherwise transported to Borrower from a point of origin outside of the continental United States.

“Lender’s permitted discretion” means, that in connection with a determination to be made by Lender under this Agreement, or in connection with an election by Lender to take or refrain from taking an action under this Agreement, Lender may make such determination, or elect to take or not take such action, as applicable, in good faith and in the exercise of reasonable business judgment from the perspective of a secured asset based lender.

“LIBOR Rate” means the annual rate of interest for deposits in U.S. Dollars for a term of three (3) months as quoted on LIBOR01 Page as of 11:00 a.m. London Time on the second (2nd) Banking Day prior to the date of an Advance until the first day of the first full month following the date of such Advance, and for each calendar month thereafter on the second (2nd) Banking Day prior to the first day of each calendar month, adjusted for reserve requirements and such other requirements as may be imposed by federal, state or local government and regulatory agencies.

“LIBOR01 Page” means the Reuters Screen LIBOR01 Page (or such other page as may replace or substitute the LIBOR01 Page on that service), or such other service as may be selected by Lender as the information vendor for the purpose of displaying the London interbank offered rate for U.S. Dollar deposits administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate).

“Lien” means a Person’s interest in Property (whether arising by agreement or under any statute or law or otherwise) securing an obligation owed to, or a claim by, such Person, including any lien, security interest, pledge, hypothecation, assignment, trust, reservation, encroachment, easement, right-of-way, covenant, condition, restriction, lease, or other title exception or encumbrance.

“Loan Document” means this Agreement and each other agreement, document and instrument delivered by Borrower or any other Person to Lender or by Lender to any other Person in connection with the Obligations, the Loans, the Notes, or any other Indebtedness payable to Lender in connection with the transactions contemplated by this Agreement, as the same may be amended, modified, supplemented, extended or restated from time to time.

“Loans” means the Revolving Credit (including all Advances thereof) and all other Indebtedness of Borrower to Lender under the terms of this Agreement.

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“Material” and “Materially” mean a level of significance that (a) if capable of reduction to a monetary amount, would be reasonably expected to exceed $100,000 when aggregated with all other similar matters, and (b) if not capable of reduction to a monetary amount, would have affected any decision of a reasonable business person in Lender’s position as an asset-based lender regarding whether (i) to enter into this Agreement, or (ii) to consummate the transactions contemplated by this Agreement, or (iii) to continue to make Advances to, or to continue to extend the Loans, in whole or in part, to Borrower.

“Material Adverse Change” means any: (a) Material adverse change in the business, assets, operations, profits or condition (financial or otherwise), of Borrower; or (b) Material adverse change in the ability of Borrower to pay or perform the Obligations in accordance with their terms; or (c) Material adverse change in the value, collectability or salability of the Collateral taken as a whole; or (d) the occurrence of any event, development, circumstance or condition, or series of events, developments, circumstances or conditions, that has or could reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement or any of the other Loan Documents, or on the perfection or priority of Lender’s security interests in any Collateral; or (e) the occurrence of any event, development, circumstance or condition, or series of events, developments, circumstances or conditions, that has or could reasonably be expected to have a material adverse effect on Lender’s practical realization of any right, power, remedy or privilege inuring to Lender under this Agreement, under any other Loan Document, or under applicable law; or (f) the occurrence of any event, development, circumstance or condition, or series of events, developments, circumstances or conditions, that has or could reasonably be expected to materially impair Lender’s security, materially increase Lender’s risks, or materially impair (i) Borrower’s ability to perform under this Agreement, or (ii) Borrower’s or any other party’s ability to perform under any other Loan Document. The determination of whether a Material Adverse Change has occurred shall be made by Lender in Lender’s sole discretion.

“NOLV” means, as to any Property, the expected dollar amount to be realized at an orderly negotiated sale of such Property, net of operating expenses, liquidation expenses, and commissions, as determined by Lender from time to time based on the most recent Qualified Appraisal of such Property.

“Note” means a promissory note Authenticated by Borrower and delivered to Lender pursuant to the terms of this Agreement.

“Notice of Borrowing” means a certificate in the form of Exhibit A prepared by Borrower.

“Obligation” means any Indebtedness, liability, obligation, covenant or duty owed or owing by Borrower to Lender, of any kind or nature, present or future, whether or not evidenced by any note, guaranty, Supporting Obligation or other agreement, document or instrument, whether arising under this Agreement, any other Loan Document or under any other agreement, document, instrument delivered to Lender by Borrower, or by operation of law, whether or not for the payment of money, whether arising in connection with an extension of credit to Borrower or Borrower’s opening, guaranteeing or confirming of a letter of credit, loan, guaranty, indemnification or other financial accommodation, whether direct or indirect (including those acquired by purchase or assignment), absolute or contingent, due or to become due, now or hereafter arising and howsoever acquired including, without limitation, each Loan, Advance, and other Indebtedness payable by Borrower to Lender, all interest payable to Lender with respect to each Loan, Advance and other Indebtedness of Borrower to Lender, and each charge, cost, expense, fee, and other sum chargeable to Borrower under this Agreement, any other Loan Document or any other agreement, document or instrument delivered by Borrower to Lender. The Obligations shall specifically include, but not be limited to (i) Borrower’s obligations to finally and indefeasibly pay to Lender in cash the full principal amounts of all Loans, Notes and other Indebtedness of Borrower to Lender when due, whether upon termination, maturity, demand or acceleration under the terms of the Loan Documents, all interest due and payable thereon, and all fees, costs and expenses payable in connection therewith, and (ii) Borrower’s obligations to perform in full all agreements, covenants and duties of Borrower under the Loan Documents in the manner and at such times as provided by the terms of each such Loan Document.

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“Ordinary Course of Business” means, with respect to any transaction involving any Person, the ordinary course of such Person’s business, as conducted by such Person in accordance with past practices and undertaken by such Person in good faith and not for the purpose of evading any covenant or restriction in any Loan Document.

“Permitted Liens” means:

(a) Liens in favor of Lender;

(b) Liens existing on the Effective Date that are described in the Disclosure Schedule;

(c) Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to the provisions of ERISA or Environmental Laws) (i) not yet due and payable or (ii) which are being Properly Contested;

(d) claims of materialmen, mechanics, carriers, warehousemen, processors or landlords arising out of operation of law so long as the obligations secured thereby (i) are not past due or (ii) are being Properly Contested;

(e) Liens consisting of deposits or pledges made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, social security and similar laws;

(f) Liens on equipment (including capital leases) to secure purchase money Indebtedness permitted under Section 8.1, so long as such security interests do not apply to any property of Borrower other than the equipment so acquired, and the Indebtedness secured thereby does not exceed the cost of such equipment; and

(g) Liens in, to or on any Collateral in favor of any creditor of Borrower other than Lender so long and to the extent that such Lien is junior and subordinate to the Lien in, to or on Collateral in favor of Lender pursuant to a subordination agreement executed by Lender.

“Post-Closing Letter” means that certain Post-Closing Letter dated on or about the date hereof, between Borrower and Lender.

“Person” means an individual, partnership, limited liability company, limited liability partnership, corporation, joint venture, joint stock company, land trust, business trust, unincorporated organization, or Governmental Unit.

“Prime Rate” means, at any time, the prime rate published in the “Money Rates” column of The Wall Street Journal at such time, and in the event that The Wall Street Journal is not available at such time, the prime rate published in another publication as determined by Lender in its sole discretion.

“Properly Contested” means, with respect to any Indebtedness of Borrower or any Guarantor (each, an “Obligor”), (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not reasonably be expected to have a Material Adverse Change nor result in forfeiture or sale of any assets of the Obligor; (e) no Lien is imposed on assets of the Obligor, unless bonded and stayed to the satisfaction of Lender; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

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“Property” means, with respect to a Person, all of such Person’s tangible and intangible property, assets and interests in property and assets, whether personal, real or mixed, owned on the Effective Date or thereafter acquired.

“Qualified Appraisal” means an appraisal conducted in a manner and with such scope and using such methods as are acceptable to Lender by an appraiser selected by, or acceptable to, Lender, the results of which are reasonably acceptable to Lender in all respects.

“Receivable” means, with respect to Borrower, each (a) Account, (b) Health-Care-Insurance Receivable, (c) credit card receivable, (d) right to payment under any contract, Document Instrument promissory note, Chattel Paper, or electronic chattel paper, (e) tax refund or right to receive any tax refund, (f) bond or certificate owned or held by Borrower or held for the benefit of Borrower, (g) right to payment for the sale, lease or license of any Inventory, Equipment or General Intangible, (h) policy of insurance issued to or for the benefit of Borrower and each right to payment and Proceeds of such insurance, (i) right to payment in connection with each Investment Property, Deposit Account, book account, credit or reserve, and (j) form of obligation whatsoever owing to Borrower, together with all Instruments, Documents and Certificates of title representing any of the foregoing, and all rights in any merchandise or Goods which any of the same may represent, all files and Records with respect to any collateral or security given by Borrower to Lender in the foregoing, together with all rights, title, security, Supporting Obligations and guarantees with respect to the foregoing, including any right of stoppage in transit, whether now owned or hereafter created or acquired by Borrower or in which Borrower now has or hereafter acquires any interest.

“Reportable Event” has the same definition as provided in Title IV of ERISA.

“Revolving Credit Limit” means an amount equal to $14,000,000.

“Revolving Credit Rate” means a per annum rate of interest determined as follows:

(a) for the period commencing on the Effective Date and ending on the first Determination Date (as defined below), equal to the greatest of (a) the sum of the LIBOR Rate plus six and one-quarter percent (6.25%), (b) the sum of the Prime Rate plus three percent (3.00%), and (c) a fixed rate of six and one-half percent (6.50%); and

(b) Thereafter, determined from time to time on each Determination Date for the period through (but not including) the immediately succeeding Determination Date, by reference to the following table (the “Pricing Grid”) and corresponding to Borrower’s EBITDA calculated as of the last day of the most recently ended calendar month for the consecutive six (6) calendar month period ending on such last day, equal to the greatest of the (a) the sum of the LIBOR Rate plus the applicable percentage in the Pricing Grid, (b) the sum of the Prime Rate plus the applicable percentage in the Pricing Grid, and (c) a fixed rate in the amount of the applicable percentage in the Pricing Grid:

Level	Trailing six month EBITDA	LIBOR Rate	Prime Rate	Fixed Rate
I	$0 to < $600,000	6.25%	3.00%	6.50%
II	>$600,000 and < $1,200,000	5.75%	2.50%	6.00%
III	>$1,200,000	5.25%	2.00%	5.50%

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The Revolving Credit Rate shall be subject to reduction or increase, as applicable and as set forth in the Pricing Grid, on a monthly basis as of each Determination Date, according to Borrower’s EBITDA as set forth above and as reported in accordance with Section 6.5. Except as otherwise provided in this paragraph, any increase or reduction in the Revolving Credit Rate provided for herein shall be effective on each Determination Date. Without limiting Lender’s rights to invoke the Default Rate, if (i) the financial statements and the Compliance Certificate of Borrower setting forth EBITDA are not received by Lender by the date required pursuant to Section 6.5, as applicable, or (ii) an Event of Default occurs and Lender so elects, then, in each case, the Revolving Credit Rate shall be at Level I until such time as such financial statements and Compliance Certificate are received and any Event of Default (whether resulting from a failure to timely deliver such financial statements or Compliance Certificate or otherwise) is waived in writing by Lender. As used herein, “Determination Date” means the first day of the first calendar month after the date on which Borrower provides the Compliance Certificate and financial statements under Section 6.5 for each calendar month, beginning with the calendar month ending December 31, 2016.

In the event that any financial statement or Compliance Certificate required by Section 6.5 is shown to be inaccurate (regardless of whether this Agreement or Lender’s commitment to extend Loans and Advances hereunder is in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Revolving Credit Rate for any period (an “Applicable Period”) than the Revolving Credit Rate applied for such Applicable Period, then (i) Borrower shall immediately deliver to Lender a correct Compliance Certificate for such Applicable Period, (ii) the Revolving Credit Rate for such Applicable Period shall be determined by reference to such Compliance Certificate, and (iii) Borrower shall promptly pay Lender, on demand, the accrued additional interest owing as a result of such increased Revolving Credit Rate for such Applicable Period, which payment shall be promptly applied by Lender in accordance with the terms hereof.

“Revolving Credit Termination Date” means the earliest to occur of (a) the third (3rd) anniversary of the Effective Date, (b) the date Lender terminates the Revolving Credit pursuant to Section 9.3(a), and (c) the date on which repayment of the Revolving Credit, or any portion thereof, becomes immediately due and payable pursuant to Section 9.3(b).

“Sanctioned Country” means a country subject to the sanctions programs identified on the list maintained by OFAC and available at the following website or as otherwise published from time to time: http://www.treas.gov/offices/enforcement/ofac/programs/.

“Settlement Account” means Lender’s account at BMO Harris Bank N.A., Chicago, IL 60603, Account Name: ACF FINCO I LP Concentration Account; Account No. 3098704, ABA No. 071000288, or such other account as Lender may advise Borrower.

“Significant Holder” means a Person that directly or indirectly holds ten percent (10%) or more of Borrower’s Equity Interests.

“Solvent” means, at any time, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person’s debts (including contingent liabilities) is less than all of such Person’s assets, (b) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, (c) such Person has not incurred and does not intend to incur, or reasonably believes that it will not incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is “solvent” or not “insolvent”, as applicable within the meaning given those terms and similar terms under applicable laws relating to fraudulent transfers and conveyances.

“Specified Subordinated Creditor” means John R. Keeler, an individual resident of the State of Florida.

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“Specified Subordinated Indebtedness” means Indebtedness of Borrower owing to Specified Subordinated Creditor, whether under the Specified Subordinated Notes or otherwise, in each case so long as (a) such Indebtedness is subordinated in right of payment to the Obligations pursuant to a subordination agreement in favor of Lender in form and content acceptable to Lender in Lender’s permitted discretion, (b) such Indebtedness is not secured by any Lien on any Collateral, unless specifically consented to by Lender in a subordination agreement, and (c) upon the incurrence of such Indebtedness and after giving effect thereto, no Default or Event of Default shall occur.

“Specified Subordinated Notes” means, collectively, the following promissory notes issued by Borrower to the order of Specified Subordinated Creditor: (a) that certain Promissory Note dated January 4, 2006, in the original principal amount of $500,000.00, (b) that certain Promissory Note dated March 6, 2006, in the original principal amount of $500,000.00, (c) that certain Promissory Note dated March 22, 2006, in the original principal amount of $293,300.00, (d) that certain Promissory Note dated March 22, 2006, in the original principal amount of $300,000.00, (e) that certain Promissory Note dated March 31, 2006, in the original principal amount of $200,000.00, (f) that certain Promissory Note dated November 21, 2007, in the original principal amount of $100,000.00, (g) that certain Promissory Note dated July 13, 2013, in the original principal amount of $516,834.00 and (h) any promissory note or other instrument made by Borrower in connection with the Additional Specified Subordinated Indebtedness.

“Specified Subordination Agreement” means that certain Subordination Agreement among Lender and the Specified Subordinated Creditor dated on or about the Effective Date.

“Support Party” means any Person that has executed and delivered in favor of Lender a validity and support agreement.

“to Borrower’s knowledge”, “to the knowledge of Borrower” and all variations and derivations of such terms mean (i) the actual individual and/or collective knowledge of any of Borrower’s (as applicable) directors, officers and senior management (individually and collectively, the “Knowledge Parties”), after due inquiry by each of the Knowledge Parties, and (ii) the individual and/or collective knowledge of any fact, condition, event, occurrence or circumstance that would have come to the attention of any of the Knowledge Parties in the course of discharging his or her duties as a director, officer, managing partner, manager, partner, member or senior manager of Borrower (as applicable) in a reasonable and prudent manner consistent with sound business practices.

“UCC” means the New York Uniform Commercial Code as in effect on the date of this Agreement, and as may be amended or modified after the date of this Agreement; provided, however, in the event that, by reason of mandatory provisions of law, the perfection, the effect of perfection or nonperfection or priority of Lender’s security interest in any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, then the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for the purposes of the provisions hereof relating to perfection, the effect of perfection or nonperfection or priority of Lender’s security interest in such Collateral.

“Unfunded Capital Expenditures” means, for any period, the aggregate amount of Capital Expenditures made by Borrower during such period, less the aggregate principal amount of all Indebtedness assumed or incurred by Borrower during such period for the purpose of financing such Capital Expenditures (other than the principal amount of Loans made for the purpose of financing such Capital Expenditures).

“Vendor” means a Person that sells In-Transit Inventory to Borrower.

“Vendor Agreement” means an agreement between Lender and a Vendor that is in form and substance satisfactory to Lender and pursuant to which, among other things, the parties shall agree upon their relative rights with respect to In-Transit Inventory of Borrower purchased from such Vendor.

UCC Definitions. When used in this Agreement, the following terms have the same definitions as provided in Article 9 of the UCC, but for convenience in this Agreement the first letter of all such terms shall be capitalized : “Accession”, “Account”, “Account Debtor”, “Authenticate” (and all derivations thereof), “Certificate Of Title”, “Chattel Paper”, “Commercial Tort Claim”, “Deposit Account”, “Document”, “Equipment”, “General Intangible”, “Goods”, “Health-Care-Insurance Receivable”, “Instrument”, “Inventory”, “Investment Property”, “Letter-Of-Credit Right”, “Proceeds” (as specifically defined in Section 9-102(64) of the UCC), “Record”, “Secured Party”, “Software” and “Supporting Obligation”.

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DISCLOSURE SCHEDULE

5.1 Organization, Qualification and Structure.
5.1(a) Borrower Jurisdiction.

5.1(b) Affiliates.

5.3 Name and Address.

5.4 Location of Collateral.
5.4(a) Location of Collateral Records.

5.4(b) Location of Inventory.

5.4(c) Location of Equipment.

5.5 Title; Liens; Permitted Liens.

5.6 Existing Indebtedness.

5.7 Financial Statements.

5.9 General Intangibles, Patents, Trademarks, Copyrights and Licenses.

5.10 Existing Business Relationships.

5.14 Litigation.

5.15 ERISA Matters.

5.17 Environmental Matters.

5.19 Location of Bank and Securities Accounts.

5.21 Capital Structure.

10.4 Notice.

If to Lender:	ACF FinCo I LP Attn: Ryan Cascade, President 560 White Plains Road, 4th Floor, Suite 400 Tarrytown, NY 10591 Fax: (914) 921-1154

ACF FinCo I LP Attn: Oleh Szczupak, Executive Vice President 560 White Plains Road, 4th Floor, Suite 400 Tarrytown, NY 10591 Fax: (914) 921-1154

With a copy to:	McGuireWoods LLP Attn: Anthony Cianciotti, Esq. 1230 Peachtree Street, Suite 2100 Atlanta, GA 30309 Fax: (404) 443-5774

If to Borrower:	John Keeler & Co. Inc. Attn: Chief Financial Officer 3000 NW 109 Avenue Miami, FL 33172 Fax: (305) 836-6858

With a copy to:	Frost Brown Todd LLC Attn: Ronald E. Gold, Esq. 3300 Great American Tower 301 East Fourth Street Cincinnati, Ohio 45202 Fax: (513) 651-6981

EXHIBIT A

NOTICE OF BORROWING

ACF FinCo I LP

560 White Plains Road

4th Floor, Suite 400

Tarrytown, NY 10591

Re: Request for Advance

The undersigned requests the following Advance(s) of the Revolving Credit pursuant to Section 2.1 of the Loan and Security Agreement dated as of August 31, 2016, between ACF FinCo I LP and the undersigned, as the same may be amended, supplemented or otherwise modified (“Loan Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

Revolving Credit: $________________________

Please wire the requested Advance(s) to our operating account number ____________________________ at ______________________________________________ in accordance with the following wire instructions:

_______________________________________________

_______________________________________________

_______________________________________________

_______________________________________________

_______________________________________________

_______________________________________________.

Please call the undersigned to confirm receipt of this fax at (____) _______.

JOHN KEELER & CO. INC.

By:
Name:
Title:

EXHIBIT B

FORM OF BORROWING BASE CERTIFICATE

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

JOHN KEELER & CO. INC. (“Borrower”) hereby certifies to ACF FINCO I LP in accordance with the provisions of the Loan and Security Agreement dated as of August 31, 2016, between ACF FinCo I LP and the undersigned, as the same may be amended, supplemented or otherwise modified (the “Loan Agreement”) that:

A. General. As of date of this Certificate:

●	Borrower has complied in all respects with all the terms, covenants and conditions of the Loan Agreement;

●	the representations contained in the Agreement are true, accurate and complete in all respects with the same effect as though such representations and warranties had been made on the date hereof; and

●	there exists no Default or Event of Default as defined in the Loan Agreement.

B. Financial Covenants. As of and for such periods as designated below, the computations, ratios and calculations as set forth below are true, accurate and correct:

Unfunded Capital Expenditures as of __________________:__________________

Fixed Charge Coverage Ratio as of and for the period ending _____________: ________________________

EBITDA for the trailing twelve (12) month period ending ________________:_________________________

JOHN KEELER & CO. INC.

By:
Name:
Title: